EXHIBIT 2.8





                   ASSET PURCHASE AGREEMENT


                          dated as of


                        April 24, 2004


                            among


                      TSL ACQUISITION CORP.


                   AMCON DISTRIBUTING COMPANY


                             and


                      TRINITY SPRINGS, LTD.























                     ASSET PURCHASE AGREEMENT


This Asset Purchase Agreement ("Agreement") is dated April 24, 2004 ("Agreement Date"), by and among TSL Acquisition Corp., a Delaware corporation ("Buyer"); AMCON Distributing Company, a Delaware corporation ("AMCON"); and Trinity Springs, Ltd., an Idaho corporation ("Seller").

                             RECITALS

   A. Seller desires and intends to sell substantially all of its Assets (but excluding the Excluded Assets) at the price and on the terms and conditions herein set forth.

   B. Buyer desires and intends to purchase substantially all the Assets (but excluding the Excluded Assets) and to assume certain of the liabilities relating to the Assets, at the price and on the terms and conditions herein set forth.

The parties, intending to be legally bound, agree as follows:

                             ARTICLE 1
                      DEFINITIONS AND USAGE

1.1  DEFINITIONS

   (a) In addition to any other terms defined in this Agreement, the terms (and variations thereof) set forth in Appendix A (which is incorporated herein by reference) shall have the meanings specified or referred to in Appendix A.

   (b) Accounting Terms and Determinations. Unless otherwise specified herein (including Appendix A), all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

                             ARTICLE 2

       SALE AND TRANSFER OF ASSETS; ISSUANCE OF STOCK; CLOSING

2.1  ASSETS TO BE SOLD; ISSUANCE OF SELLER STOCK

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):



   (a) all Real Property and Real Property Leases, including the Real Property and Real Property Leases described in Schedules 3.6 and 3.7;

   (b) all Tangible Personal Property, including those items described in Schedule 2.1(b);

   (c)  all Inventories;

   (d)  all Seller Contracts, including those listed in Schedule
3.18(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

   (e) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.15(b);

   (f) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, copies of financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records;

   (g) all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedules 3.23(b), 3.23(b)(i), 3.23(c), 3.23(d), 3.23(e),
and 3.23(f).

   (h) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

   (i) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(I);

   (j)  all of Seller's Water Rights; and

   (k) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not excluded under Section 2.2(f).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets." Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to
Section 2.3(a).

2.2  EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller
(collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

   (a)  all cash, cash equivalents and short-term investments;

   (b)  all Accounts Receivable;

   (c)  all rights in connection with and assets of the Employee
Plans;

   (d)  all minute books, stock Records and corporate seals;

   (e)  the shares of capital stock of Seller held in treasury;

   (f) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in
Schedule 2.2(f);

   (g) all insurance policies and rights thereunder (except to the extent specified in Sections 2.1(h) and 2.1(I));

   (h)  all of the Seller Contracts listed in Schedule 2.2(h);

   (i) all personnel Records and other Records (including the financial and accounting Records) that Seller is required by law to retain in its possession;

   (j) all claims for refund of Taxes and other governmental charges of whatever nature;

   (k) all rights of Seller under this Agreement, the Seller Voting Agreement, the Buyer Shareholder Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Three Year Note, the Ten Year Note, the Security Agreement, the Deed(s) of Trust and the Guaranty; and

   (l)  the assets of Seller listed in Schedule 2.2(l).

2.3  LIABILITIES

   (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "Assumed Liabilities"):

       (i)  the Hammett Debt;

       (ii) any Liability arising after the Effective Time under the Seller Contracts and the Real Property Leases assumed by Buyer or any Seller Contract or Real Property Lease Contract included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach that occurred before the Effective Time);

       (iii)  the liabilities of Seller listed on Schedule
2.3(a)(iii);

       (iv) any liability arising after the Effective Time under Government Authorizations, Legal Requirements and insurance policies which are assumed by Buyer.

   (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities.

2.4  CONSIDERATION

The consideration to be paid by Buyer to Seller for the Assets (the "Purchase Price") will be:

   (a) One Million Dollars ($1,000,000.00), to be paid at Closing by wire transfer to the account specified by Seller in a writing delivered to Buyer at least three (3) Business Days before the Closing Date;

   (b) Five Hundred Thousand Dollars ($500,000.00), to be paid at Closing by delivery of the Three Year Note;

   (c) Two Million Eight Hundred Twenty-eight Thousand Four Hundred Forty Dollars ($2,828,440), to be paid at Closing by delivery of the Ten Year Note;

   (d) Seller's laid-in cost for the merchantable finished goods and usable raw materials included in the Assets, to be paid in accordance with Section 2.8;

   (e) the book value of the current assets included in the Assets, to be paid in accordance with Section 2.8;

   (f) the assumption of the Assumed Liabilities, to be paid at Closing by delivery of the Assignment and Assumption Agreement;

   (g) such number of shares of Buyer's common stock, par value of $.01 per share (the "Buyer Common Stock"), as shall equal, upon issuance, fifteen percent (15%) of the issued and outstanding shares of Buyer Common Stock on a fully diluted basis following and after giving effect to AMCON's capital contribution described in
Section 8.4. The shares of Buyer Common Stock issued to Seller pursuant to this Section 2.4(g) shall be free and clear of Encumbrances and shall be subject to the terms and provisions set forth in a shareholder agreement in the form of Exhibit B (the "Buyer Shareholder Agreement") to be entered into by Buyer, AMCON and Seller at the Closing; and

   (h)  the Water Royalty to be paid in accordance with Section 11.1.

2.5  ALLOCATION

The Purchase Price shall be allocated in accordance with Schedule 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule
2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within fifteen (15) days prior to the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.6  CLOSING

The purchase and sale of the Assets and the issuance of stock provided for in this Agreement (the "Closing") will take place at the offices of Seller's legal counsel in Boise, Idaho commencing at 10:00 a.m. (local time) on May 17, 2004, unless Buyer and Seller otherwise agree. Subject to the provisions of ARTICLE 9, failure to consummate the purchase and sale of the Assets and the issuance of stock provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to ARTICLE 9.

2.7  CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

   (a) Seller shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

       (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit C (the "Bill of Sale") executed by Seller;

       (ii) an assignment of all of the Assets that are intangible personal property and of all the Real Property Leases, in the form of Exhibit D, which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement"), executed by Seller;

       (iii)  for each interest in Real Property identified on
Schedule 3.6, a recordable general warranty deed or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

       (iv) assignments of all Intellectual Property Assets and separate assignments of all Marks, Patents and Copyrights in the form of Exhibit E executed by Seller;

       (v) such other deeds, bills of sale, assignments, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer in connection with the Water Rights, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

       (vi) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

       (vii) employment agreements in the form of Exhibit F and G, executed (unless execution and delivery thereof has been waived by Buyer) by Seller's Chief Executive Officer and National Sales Manager (collectively, the "Employment Agreements");

       (viii)  the Buyer Shareholder Agreement executed by Seller;

       (ix) a certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 2.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with
Section 7.2;  and

       (x) an officer's certificate of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.7 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body; and

       (xi) IRS Form 8594 regarding Purchase Price allocation executed by Seller.

   (b)  Buyer and AMCON shall deliver to Seller:

       (i) the sum of One Million Dollars ($1,000,000.00) plus eighty percent (80%) of Seller's estimate of the Inventory and Current Assets Purchase Price (as determined in accordance with Section 2.8(b)), which estimate will be delivered in writing to Buyer at least five (5) business days before the Closing Date, by wire transfer to the account specified by Seller in a writing delivered to Buyer;

       (ii) a promissory note executed by Buyer and payable to Seller in the original principal amount of Five Hundred Thousand Dollars ($500,000), guaranteed by AMCON pursuant to the Guaranty and secured by the Security Agreement and the Deed(s) of Trust, and in the form of Exhibit H (the "Three Year Note");

       (iii) a promissory note executed by Buyer and payable to Seller in the original principal amount of Two Million Eight Hundred Twenty-Eight Thousand Four Hundred Forty Dollars ($2,828,440), guaranteed by AMCON pursuant to the Guaranty and secured by the Security Agreement and the Mortgage, and in the form of Exhibit I (the "Ten Year Note");

       (iv)  the Security Agreement executed by Buyer;

       (v)  the Guaranty executed by AMCON;

       (vi)  the Mortgage executed by Buyer;

       (vii) such other security agreements, filings, documents, and other instruments necessary to attach and perfect Seller's security interests in the Collateral;

       (viii) the Assignment and Assumption Agreement executed by Buyer;

       (ix) the Employment Agreements executed by Buyer (unless Buyer waives the requirement for execution and delivery thereof);

       (x)  the Buyer Shareholder Agreement executed by Buyer and
AMCON;

       (xi) a certificate representing the Buyer Common Stock issued pursuant to Section 2.4(g)), registered in Seller's name;

       (xii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with
Section 8.2;

       (xiii) a certificate executed by AMCON as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with
Section 8.2;

       (xiv) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and

       (xv) a certificate of the Secretary of AMCON certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller and certifying and attaching all requisite resolutions or actions of AMCON's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of AMCON executing this Agreement and any other document relating to the Contemplated Transactions; and

       (xvi) IRS Form 8594 regarding Purchase Price allocation executed by Buyer.

2.8  DETERMINATION OF INVENTORY AND CURRENT ASSETS

   (a) The laid-in cost for the merchantable finished goods and usable finished raw materials included in the Assets and the book value of the current assets included in the Assets that are described on Schedule 2.8(a) (the "Current Assets") (the sum of such laid-in cost and book value of Current Assets is referred to herein as the "Inventory and Current Assets Purchase Price") shall be determined in accordance with this Section.

   (b) On or before Closing, Seller shall provide Buyer an estimate of the laid-in cost of the merchantable finished goods and usable raw materials included in the Assets, calculated on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Balance Sheet. Buyer shall pay eighty percent (80%) of the estimated Inventory and Current Assets Purchase Price to Seller at Closing as described in Section 2.7(b)(i) above.

   (c) After Closing, Seller shall determine the laid-in cost of the merchantable finished goods and usable raw materials included in the Assets and the book value of the Current Assets as of the Effective Time (the "Closing Inventory and Current Assets Statement") on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Balance Sheet. Seller shall deliver the Closing Inventory and Current Assets Statement to Buyer within thirty (30) days following the Closing Date.

   (d) If within twenty (20) days following delivery of the Closing Inventory and Current Assets Statement Buyer has not given Seller written notice of its objection as to the Closing Inventory and Current Assets Statement (which notice shall state the basis of Buyer's objection), then the Closing Inventory and Current Assets Statement shall be binding and conclusive on the parties.

   (e) If Buyer duly gives Seller such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Inventory and Current Assets Statement within thirty
(30) days of Buyer's receipt of Seller's objection notice, Seller and Buyer shall submit the issues remaining in dispute to KPMG, Boise, Idaho independent public accountants (the "Independent Accountants") for resolution applying the principles, policies and practices referred to in Section 2.8(b). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the preparation of the Closing Inventory and Current Assets Statement; and
(iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination, unless the Independent Accountants grant Buyer an adjustment to the Inventory and Current Assets Purchase Price less than five percent (5%) of the amount determined by Seller in which case, the fees and costs of the Independent Accountants shall be borne by Buyer.

   (f) Within three (3) business days after the calculation of the Inventory and Current Assets Purchase Price becomes binding and conclusive on the parties pursuant to this Section 2.8, Buyer shall pay the remainder of the Inventory and Current Assets Purchase Price to Seller by wire transfer to an account specified in writing by Seller.

                          ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF SELLER

   Subject to the limitations set forth on the Schedules attached to this Agreement (and to the extent that any exception is disclosed pursuant to any specific Schedule, it shall be deemed to be disclosed for any and all other provisions of this ARTICLE 3 for which its relevance is reasonably ascertainable from its inclusion in any other Schedule), Seller represents and warrants to Buyer and AMCON as follows:

3.1  ORGANIZATION AND GOOD STANDING

     (a) Schedule 3.1(a) contains a complete and accurate list of Seller's jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owed or used by it, or the nature conducted by it, requires such qualification, except where failure to so qualify would not have a material adverse effect on the Business, prospects, results of operations, financial condition or Assets of Seller, in the aggregate, or any material adverse effect on Seller's Water Rights or the Real Property, individually or in the aggregate ("Seller Material Adverse Effect").

   (b) Seller has no Subsidiary and, except as disclosed in Schedule 3.1(b), does not own any shares of capital stock or other securities of any other Person.

3.2  ENFORCEABILITY; AUTHORITY; NO CONFLICT

   (a) This Agreement has been duly authorized, executed and delivered by Seller, subject only to the receipt of the shareholder approvals described in Sections 7.6 and 8.5, and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent that enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Seller's Board of Directors has approved this Agreement and the Contemplated Transactions and determined that it will recommend to the shareholders of Seller approval of the matters listed in Section
5.10. Upon the execution and delivery by Seller of each other agreement to be executed or delivered by it at the Closing (collectively, the "Seller Closing Documents"), each of Seller Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent that enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Subject to the receipt of shareholder approval, Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents, and such action has been duly authorized by all necessary corporate action.

   (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly
(with or without notice or lapse of time):

       (i) Breach (A) any provision of any of the Governing Documents of Seller, or (B) any resolution adopted by the board of directors or the shareholders that remains currently in effect;

       (ii) Breach or give any Governmental Body or other Person the right to prevent any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any of the Assets may be subject;

       (iii) contravene, conflict with or result in a violation or breach any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify (A) the Water Rights, or (B) any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Business, except, in the case of clause (B) hereof, any such contravention, conflict, violation or breach that would not have a Seller Material Adverse Effect;

       (iv)  INTENTIONALLY OMITTED.

       (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract, the occurrence of any of which would have a Seller Material Adverse Effect; or

       (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets other than those contemplated hereunder.

   (c) Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3  CAPITALIZATION

The authorized securities of Seller that have the right to vote on the Contemplated Transactions or any matter related thereto ("Seller Voting Securities") consist of (i) 30,000,000 shares of common stock, par value $.01 per share ("Seller Common Stock"), of which 2,618,572 shares are issued and outstanding, and (ii) 15,000,000 shares of preferred stock, par value $.01 per share ("Seller Preferred Stock"), of which 1,308,611 shares are issued and outstanding.

3.4  FINANCIAL STATEMENTS

   (a) Seller has delivered to Buyer a balance sheet of Seller as at December 31, 2003 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, and which have been reviewed by Balukoff, Lindstrom & Co., P.A. (the "Reviewing Accountant") in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Within forty-five (45) days after the end the first fiscal quarter in 2004, Seller will deliver to Buyer an unaudited balance sheet of Seller as at March 31, 2004 (the "Interim Balance Sheet"), and the related unaudited statements of income, changes in shareholders' equity, and cash flows for the three (3) months then ended, including in each case the notes thereto certified by Seller's chief financial officer. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller.

   (b) Except as set forth on Schedule 3.4(b), Seller maintains a proper and adequate system of internal controls reasonably sufficient to ensure that (i) transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP; (ii) transactions are executed in accordance with management's authorization; and (iii) access to the Seller's assets is permitted only in accordance with management's authorization.

3.5  INTENTIONALLY OMITTED

3.6  DESCRIPTION OF OWNED REAL PROPERTY

Schedule 3.6 contains a legal description and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has an ownership interest.

3.7  DESCRIPTION OF LEASED REAL PROPERTY

Schedule 3.7 contains a correct street address of all buildings, tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.

3.8  TITLE TO ASSETS; ENCUMBRANCES

   (a) Seller owns good and marketable title to its respective estates in the Real Property, free and clear of any Encumbrances
(other than Permitted Real Estate Encumbrances) which individually or in the aggregate would have a Seller Material Adverse Effect.

   (b) Seller owns good and transferable title to all of the Assets other than the Real Property, free and clear of any Encumbrances other than those described in Schedule 3.8(b) ("Non-Real Estate Encumbrances"). Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Schedule 3.8(b) as acceptable to Buyer ("Permitted Non-Real Estate Encumbrances" and, together with the Permitted Real Estate Encumbrances, "Permitted Encumbrances").

3.9  CONDITION OF FACILITIES

Except as disclosed on Schedule 3.9:

   (a) Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to "permitted nonconforming" use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building, and except where noncompliance would not have a Seller Material Adverse Effect, all improvements are in good repair and in good condition, ordinary wear and tear excepted, and to Seller's Knowledge, are free from patent and latent defects.
No part of any Improvement encroaches on any real property not included in the Real Property, and to Seller's Knowledge, there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property. To Seller's Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.

   (b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, is free of patent defects, and to Seller's Knowledge, is free from latent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property used in the Business is in the possession of Seller.

3.10  INVENTORIES

Except as disclosed on Schedule 3.10, all items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller, except for obsolete items and items of below-standard quality and net of reserves set forth on the Balance Sheet and Interim Balance Sheet. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller.

3.11  NO UNDISCLOSED LIABILITIES

Except as set forth in Schedule 3.11 or Schedule 3.18(c), Seller has no Liability, except for (a) Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, (b) current Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet, and (c) Liabilities that would not have a Seller Material Adverse Effect.

3.12  TAXES

Except as set forth in Schedule 3.12, Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.12 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

3.13  NO MATERIAL ADVERSE CHANGE

Except as disclosed on Schedule 3.13, since the date of the Interim Balance Sheet, there has not been any Seller Material Adverse Effect.

3.14  EMPLOYEE BENEFITS

Set forth in Schedule 3.14 is a true and complete list of all "employee benefit plans" as defined by Section 3(3) of ERISA, material specified fringe benefit plans as defined in Section 6039D of the Code, and material other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday or sick-leave plans that are maintained or contributed to by Seller (collectively, the "Employee Plans"). Seller has delivered to Buyer a copy of each Employee Plan. Neither Seller nor any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate"), maintains, sponsors, contributes to, or otherwise participated in, or had any liability to or with respect to any employee pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

3.15  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

     (a)  Except as set forth in Schedule 3.15(a):

       (i) Seller is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or the ownership of the Assets, except to the extent that noncompliance would not have a Seller Material Adverse Effect;

       (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except where such violation, failure or obligation would not have a Seller Material Adverse Effect; and

       (iii) to Seller's Knowledge, Seller has not received at any time since January 1, 2002, any notice or other written or oral communication from any Governmental Body or any other Person regarding
(A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

   (b) Schedule 3.15(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.15(b) is valid and in full force and effect. Except as set forth in Schedule 3.15(b):

       (i) Seller is in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.15(b);

       (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.15(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.15(b), except where any such violation, failure to comply or result would not have a Seller Material Adverse Effect;

       (iii)to Seller's Knowledge, Seller has not received, at any time since January 1, 2002, any notice or other written or oral communication from any Governmental Body or any other Person regarding
(A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

       (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.15(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.16  LEGAL PROCEEDINGS; ORDERS

   (a) Except as set forth in Schedule 3.16(a), there is no pending or, to Seller's Knowledge, threatened Proceeding:

       (i) by or against Seller or that otherwise relates to or may affect the Business or the Assets; or

       (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding, except where such event would not reasonably be likely to have a Seller Material Adverse Effect. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.16(a). There are no Proceedings listed or required to be listed in Schedule 3.16(a) that could have a Seller Material Adverse Effect.

   (b) Except as set forth in Schedule 3.16(b), there is no Order to which Seller, the Business or the Assets are subject.

   (c)  Except as set forth in Schedule 3.16(c):

       (i) Seller is in compliance with all of the terms and requirements of each Order to which it, the Business or the Assets are subject, except where any noncompliance would not have a Seller
Material Adverse Effect;

       (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, the Business or the Assets are subject, except where such failure would not have a Seller Material Adverse Effect; and

       (iii) to Seller's Knowledge, Seller has not received, at any time since January 1, 2002, any notice or other written or oral communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or the Assets are or have been subject.

3.17  ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Schedule 3.17, since the date of the Interim Balance Sheet, Seller has conducted the Business only in the Ordinary Course of Business and there has not been any:

   (a) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

   (b) damage to or destruction or loss of any material Asset, whether or not covered by insurance;

   (c) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $50,000;

   (d) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any material Asset or material property of Seller (including the Intellectual Property
Assets) or the creation of any Encumbrance on any Asset;

   (e) cancellation or waiver of any claims or rights with a value to Seller in excess of $50,000;

   (f) written indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

   (g) written material change in the accounting methods used by Seller; or

   (h)  Contract by Seller to do any of the foregoing.

3.18  CONTRACTS; NO DEFAULTS

   (a) Schedule 3.18(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

       (i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $50,000;

       (ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $50,000;

       (iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $50,000;

       (iv) each Seller Contract affecting in any material respect the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with a term of less than one year);

       (v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

       (vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other
Person;

       (vii) each Seller Contract containing covenants that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

       (viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

       (ix) each power of attorney of Seller that is currently effective and outstanding;

       (x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

       (xi) each Seller Contract for capital expenditures in excess of $50,000;

       (xii)  each Seller Contract not denominated in U.S. dollars;

       (xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

       (xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

   (b)  Except as set forth in Schedule 3.18(b):

       (i)  each Contract identified or required to be identified in
Schedule 3.18(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable against Seller and, to Seller's Knowledge, the parties thereto in accordance with its terms; and

       (ii)  each Contract identified or required to be identified in
Schedule 3.18(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person.

   (c)  Except as set forth in Schedule 3.18(c):

       (i) Seller is in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

       (ii) each other Person that has any obligation or liability under any Seller Contract which is being assigned to Buyer is in material compliance with all applicable terms and requirements of such Contract;

       (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer, except where such event would not have a Seller Material Adverse Effect;

       (iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

       (v) to Seller's Knowledge, Seller has not given to or received from any other Person, at any time since January 2, 2002, any notice or other written or oral communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

   (d) There are no renegotiations of, or outstanding rights to renegotiate, any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

   (e) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement that would have a Seller Material Adverse Effect.

3.19  INSURANCE

   (a)  Seller has delivered to Buyer:

       (i) accurate and complete copies of all policies of insurance to which Seller is a party or under which Seller is covered; and

       (ii) any statement by the Reviewing Accountant or any consultant or risk management advisor with regard to the adequacy of
Seller's coverage or of the reserves for claims.

   (b)  Schedule 3.19(b) describes:

       (i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;

       (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the Business; and

       (iii) all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

3.20   ENVIRONMENTAL MATTERS

Except as disclosed in Schedule 3.20 or in the Phase I environmental assessment to be performed by Buyer and/or AMCON's agent:

   (a) Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has no basis to expect, nor has Seller or any other Person for whose conduct Seller is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

   (b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

   (c) Seller does not have any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

   (d) Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

   (e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

   (f) There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller or any other Person.

   (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.21  EMPLOYEES

   (a) Schedule 3.21(a) contains a true and complete list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

   (b) Schedule 3.21(b) contains a true and complete list of the following information for each independent contractor currently performing services for Seller or that has performed services for Seller during the six (6) month period prior to the Agreement Date: independent contractor name; work performed or being performed; compensation arrangement.

   (c) To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To Seller's Knowledge, no current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business.

3.22  LABOR DISPUTES; COMPLIANCE

   (a) Seller has complied with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and collective bargaining, the payment of social security and similar Taxes and occupational safety and health except where any noncompliance would not have a Seller Material Adverse Effect. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

   (b) Except as disclosed in Schedule 3.22(b) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2002, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute;
(iv) there is not pending or, to Seller's Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and to Seller's Knowledge there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller's Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.23  INTELLECTUAL PROPERTY ASSETS

   (a) The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

       (i) Seller's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

       (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

       (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

       (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade
Secrets"); and

       (v) all rights in internet web sites and internet domain names presently used by Seller (collectively "Net Names").

   (b) Schedule 3.23(b) contains a complete and accurate list and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $5,000 under which Seller is the licensee. There are no outstanding or, to Seller's Knowledge, threatened disputes or disagreements with respect to any such Contract.

       (i) To Seller's Knowledge, Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and, to Seller's Knowledge, has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.23(b)(I).

   (c)  Patents.

       (i) Schedule 3.23(c) contains a complete and accurate list of all Patents.

       (ii) All of the issued Patents are currently in compliance in all material respects with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), to Seller's Knowledge, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

       (iii) To Seller's Knowledge, no Patent is involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller's Knowledge, there is no potentially interfering patent or patent application of any Third Party.

       (iv) Except as set forth in Schedule 3.23(c), to Seller's Knowledge (A) no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

   (d)    Marks.

       (i) Schedule 3.23(d) contains a complete and accurate list of all Marks.

       (ii) All Marks registered with the United States Patent and Trademark Office are currently in material compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and to Seller's Knowledge, are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the Closing Date.

       (iii) Except as disclosed on Schedule 3.23(d), to Seller's Knowledge, no Mark is involved in any opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any of the Marks.

       (iv) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

       (v) To Seller's Knowledge, no Mark is infringed or has been challenged or threatened in any way. To Seller's Knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

       (vi) To Seller's Knowledge, all products and materials containing a registered Mark bear the proper federal registration notice where permitted by law.

   (e)  Copyrights.

       (i) Schedule 3.23(e) contains a complete and accurate list of all Copyrights.

       (ii) All of the registered Copyrights are currently in material compliance with formal Legal Requirements, and to Seller's Knowledge, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

       (iii) To Seller's Knowledge, no Copyright is infringed or has been challenged or threatened in any way. To Seller's Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

   (f)  Net Names.

       (i) Schedule 3.23(f) contains a complete and accurate list of all Net Names.

       (ii) All Net Names have been registered in the name of Seller and are in material compliance with all formal Legal Requirements.

       (iii) To Seller's Knowledge, no Net Name is involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any Net Name.

       (iv) To Seller's Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

       (v) To Seller's Knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way. To Seller's Knowledge, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.24  RELATIONSHIPS WITH RELATED PERSONS

Except as disclosed in Schedule 3.24, neither Seller nor any Related Person of Seller has, or since January 1, 2002, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller's business. Neither Seller nor any nor any Related Person of Seller owns, or since
January 1, 2002, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.24 or transactions incident to employment relationships, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a "Competing Business") in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.24, neither Seller nor any Related Person of Seller is a party to any Contract with, or has any claim or right against, Seller.

3.25  BROKERS OR FINDERS

Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Seller's business or the Assets or the Contemplated Transactions, except for Seller's arrangements with Mayfair Associates, LLC, and Seller shall be solely responsible for the payment and discharge of all such obligations to Mayfair Associates, LLC.

3.26  INVESTMENT INTENT

Seller is acquiring the Buyer Common Stock to be issued to it pursuant to Section 2.4(g) for investment for its own account and not on behalf of other Persons and not with a view to or for resale, fractionalization, division, or distribution thereof, or the grant of any participation therein, and it has no present intent of distributing or selling to any other Person such shares of Buyer Common Stock or granting any participation therein. Seller understands that the Buyer Common Stock has not been registered under the Securities Act or any applicable state securities act by reason of a specified exemption from the registration provisions of the Securities Act and applicable state securities laws, which may depend upon, among other things, the bona fide nature of Seller's investment intent as expressed herein. Seller is an "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Buyer Common Stock, and it is able to bear the economic risk of such an investment. Seller is aware that the certificate evidencing the shares of Buyer Common Stock will contain a conspicuous legend referencing the transfer restrictions imposed by the securities laws and by the terms of the Buyer Shareholder Agreement, and Seller agrees that a stock transfer order may be placed on the transfer books maintained with respect to the Buyer Common Stock which gives effect to the transfer restrictions described above.

3.27  WATER RIGHTS

   (a) Seller has good and marketable title to Seller's Water Rights. Seller has not placed any Encumbrances on the Seller's Water Rights and does not have any Knowledge of any other Encumbrances on Seller's Water Rights.

   (b) To Seller's Knowledge, any applicable requirements have been met for filing a claim in the Snake River Basin Adjudication with respect to each of Seller's Water Rights. To Seller's Knowledge, Seller has completed any additional applicable required steps to protect, preserve and defend all its interest in Seller's Water Rights in the SRBA.

   (c) Except with respect to uncontested claims for Seller's Water Rights in the Snake River Basin Adjudication, Seller has no Knowledge of any claims, actions, suits, arbitrations, proceedings, or investigations by or before any court or arbitration body, any governmental, administrative or regulatory agency, or any other body, pending or threatened against, effecting or relating to the Seller's Water Rights, nor is Seller aware of any basis for such claim, action, suit, arbitration, proceeding or investigation.

   (d) The description of Seller's Water Rights set forth in each permit, license and partial decree (if any) is valid and correct in all material respects.

   (e) To Seller's Knowledge, none of Seller's Water Rights has been forfeited or abandoned, and each has been placed to continual beneficial use by the Seller and/or its predecessor in interest (if any) and has never been subject to a continuous five-year period of non-use except as such non-use is excused and exempt from forfeiture under Idaho statute, such as by placing the Water Right in an appropriate water bank.

3.28  DISCLOSURE

No representation or warranty or other statement made by Seller in this Agreement, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                              ARTICLE 4

           REPRESENTATIONS AND WARRANTIES OF BUYER AND AMCON

Subject to the limitations set forth on the Schedules attached to this Agreement (and to the extent that any exception is disclosed pursuant to any specific Schedule, it shall be deemed to be disclosed for any and all other provisions of this ARTICLE 4 for which its relevance is reasonably ascertainable from its inclusion in any other Schedule), Buyer and AMCON jointly and severally represent and warrant to Seller as follows:

4.1  ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted. AMCON is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2 AUTHORITY; NO CONFLICT

   (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except to the extent that enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Employment Agreements, the Three Year Note, the Ten Year Note, the Security Agreement, the Buyer Shareholder Agreement, the Seller Voting Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer Closing Documents"), each of the Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms except to the extent that enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer Closing Documents and to perform its obligations under this Agreement and the Buyer Closing Documents, and such action has been duly authorized by all necessary corporate action.

   (b) This Agreement constitutes the legal, valid and binding obligation of AMCON, enforceable against AMCON in accordance with its terms except to the extent that enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Upon the execution and delivery by AMCON of the Guaranty, Buyer Shareholder Agreement and each other agreement to be executed or delivered by AMCON at Closing (collectively, the "AMCON Closing Documents"), each of the AMCON Closing Documents will constitute the legal, valid and binding obligation of AMCON, enforceable against AMCON in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). AMCON has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the AMCON Closing Documents and to perform its obligations under this Agreement and the AMCON Closing Documents, and such action has been duly authorized by all necessary corporate action.

   (c) Neither the execution and delivery of this Agreement by Buyer or AMCON nor the consummation or performance of any of the Contemplated Transactions by Buyer or AMCON will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

       (i)  any provision of Buyer's or AMCON's Governing Documents;

       (ii) any resolution adopted by the board of directors or the shareholders of Buyer or AMCON;

       (iii) any Legal Requirement or Order to which Buyer or AMCON may be subject; or

       (iv) any Contract to which Buyer or AMCON is a party or by which Buyer or AMCON may be bound.

Neither Buyer nor AMCON will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3  CERTAIN PROCEEDINGS

   (a) Except as set forth in Schedule 4.3, there is no pending or, to Buyer's or AMCON's Knowledge, threatened Proceeding:

       (i) by or against Buyer or AMCON or that otherwise relates to or may affect its business; or

       (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Buyer or AMCON, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding, except where such event would not reasonably be likely to have a material adverse effect on the business prospects, results of operations, financial condition or assets of Buyer and AMCON, taken as a whole (a "Buyer Material Adverse Effect"). Buyer or AMCON has delivered to Seller copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 4.3. There are no Proceedings listed or required to be listed in Schedule 4.3 that could have a Buyer Material Adverse Effect.

   (b) Except as set forth in Schedule 4.3, there is no Order to which Buyer or AMCON, the business of AMCON or their respective assets are subject.

   (c)  Except as set forth in Schedule 4.3:

       (i) Buyer and AMCON are in compliance with all of the terms and requirements of each Order to which they or their respective assets are or have been subject, except where any noncompliance would not have a Buyer Material Adverse Effect;

       (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Buyer or AMCON or the Assets are subject except where such failure would not have a Buyer Material Adverse Effect; and

       (iii) to Buyer's Knowledge, Buyer has not received, at any time since January 1, 2002, any notice or other written or oral communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Buyer or AMCON or their respective assets are or have been subject.

4.4  BROKERS OR FINDERS

Neither Buyer nor AMCON nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions, except for AMCON and Buyer's arrangements with Cybus Capital, and Seller and AMCON shall be solely responsible for the payment and discharge of all such obligations to Cybus Capital.

4.5  CAPITALIZATION

   (a) The authorized equity securities of AMCON consist of 15,000,000 shares of AMCON Common Stock, $0.01 par value per share ("AMCON Common Stock"), and 1,000,000 shares of preferred stock, $0.01 par value per share ("AMCON Preferred Stock"). At the close of business on the date hereof, (i) 3,169,154 shares of AMCON Common Stock were issued and outstanding, (ii) stock options to purchase an aggregate of 311,650 shares of AMCON Common Stock were issued and outstanding (the "AMCON Stock Options"), (iii) no shares of AMCON Common Stock were held in its treasury and (iii) no shares of AMCON Preferred Stock were issued and outstanding. All outstanding shares of capital stock of AMCON have been duly authorized and validly issued and are fully paid and nonassessable. AMCON is currently considering making a private placement, which may occur prior to the Closing, of up to $10 million of common stock, preferred stock convertible into common stock, or subordinated notes convertible into common stock, the purchasers of which may include officers and directors of AMCON and the issuance of which will be conditioned upon receipt of an opinion from Stern Brothers Valuation Advisers, Inc. (or another valuation expert) that the terms of such issuance are fair to AMCON's stockholders from a financial point of view.

   (b)  As of the date hereof, except (i) as set forth in this Section
4.5 and (ii) the one-for-six reverse stock split described in AMCON's proxy statement dated March 3, 2004 which will become effective on or about May 11, 2004 if stockholder approval thereof is obtained (the "Reverse Stock Split"), there are no outstanding (x) shares of capital stock or other voting securities of AMCON, (y) securities of AMCON convertible into or exchangeable for shares of capital stock or voting securities of AMCON, or (z) options or other rights to acquire from AMCON, and no obligation of AMCON to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of AMCON (the items in clauses (x), (y) and (z) being referred to collectively as the "AMCON Securities"). Except for the Reverse Stock Split, there are no outstanding obligations of AMCON or any Subsidiary of AMCON to repurchase, redeem or otherwise acquire any AMCON Securities. There are no outstanding contractual obligations of AMCON to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than in the ordinary course of business consistent with past practice. There are no stockholder agreements, voting trusts or other agreements or understandings to which AMCON is a party, or of which AMCON is aware, relating to voting, registration or disposition of any shares of capital stock of AMCON or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of AMCON.

   (c) The authorized capital stock of Buyer consists of 200,000 shares of Buyer Common Stock. 94,440 shares of Buyer Common Stock are issued and outstanding, and no shares of Buyer Common Stock are held in its treasury. All outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable.

   (d) As of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Buyer, (ii) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer, or (iii) options or other rights to acquire from Buyer, and no obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Buyer Securities"). There are not outstanding obligations of Buyer or any Subsidiary of Buyer to repurchase, redeem or otherwise acquire any Buyer Securities. There are not outstanding contractual obligations of Buyer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than in the ordinary course of business consistent with past practice. There are not stockholder agreements, voting trusts or other agreements or understandings to which Buyer is a party, or of which Buyer is aware, relating to voting, registration or disposition of any shares of capital stock of Buyer or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of Buyer.

4.6  AMCON SEC DOCUMENTS

   (a) AMCON has made available to Seller the AMCON SEC Documents. AMCON has timely filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since January 1, 2002. No Subsidiary of AMCON is required to file any form, report, registration statement or prospectus or other document with the SEC.

   (b) As of its filing date, each AMCON SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and the rules and regulations thereunder.

   (c) No AMCON SEC Document contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No AMCON SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

   (d) Each of the consolidated balance sheet of AMCON included in or incorporated by reference into the AMCON SEC Documents (including the related notes and schedules) fairly present the consolidated financial position of AMCON and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of AMCON included in or incorporated by reference into AMCON SEC Documents (including any related notes and schedules) fairly present the results of operations, retained earnings or cash flows, as the case may be, of AMCON and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect). The financial statements of AMCON, including the notes thereto, included in or incorporated by reference into the AMCON SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto). Since January 1, 2002, there has been no material change in AMCON's accounting methods or principles except as described in the notes to such AMCON financial statements.

4.7  ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth on Schedule 4.7, since December 31, 2003,
(a) neither Buyer nor AMCON have suffered any Buyer Material Adverse Effect; (b) AMCON has conducted its business only in the Ordinary Course of Business; and (c) neither Buyer nor AMCON has entered into any transactions that would be required to be disclosed by AMCON in its Form 10K for the year ended September 30, 2004.

4.8  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

   (a) each AMCON and Buyer is in material compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership of any of its assets;

   (b) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Buyer and/or AMCON of, or a material failure on the part of Buyer and/or AMCON to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Buyer and/or AMCON to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except where any other such event would have a Buyer Material Adverse Effect; and

   (c) to the Knowledge of Buyer and AMCON, neither Buyer nor AMCON has received, at any time since January 1, 2002, any notice or other written or oral communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Buyer or AMCON to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                                ARTICLE 5

                 COVENANTS OF SELLER PRIOR TO CLOSING

5.1  ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer Group") full and free access, during regular business hours, to Seller's personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller;
(b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed with the prior written consent of Seller, which consent shall not be unreasonably withheld.

5.2  OPERATION OF THE BUSINESS OF SELLER

Between the date of this Agreement and the Closing, Seller shall:

   (a)  conduct its business only in the Ordinary Course of Business;

   (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

   (c) confer with Buyer prior to implementing operational decisions of a material nature outside the Ordinary Course of Business;


   (d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;

   (e) make no material changes in management personnel without prior consultation with Buyer;

   (f)  maintain the Assets in the Ordinary Course of Business;

   (g) keep in full force and effect, without amendment, all material rights relating to Seller's business, other than in the Ordinary
Course of Business;

   (h) comply in all material respects with all Legal Requirements and contractual obligations applicable to the operations of Seller's business;

   (i) continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.19(b) or substantially equivalent policies;

   (j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer;

   (k) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

   (l) take all reasonable steps to claim, protect, preserve and defend all material interest in its Water Rights in the SRBA;

   (m) upon request from time to time, execute and deliver all documents, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the reasonable opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;

   (n) maintain all books and Records of Seller relating to the Business in the Ordinary Course of Business; and

   (o) not increase any bonuses, salaries or other compensation to any officer or employee or enter into any employment, or similar contract with any officer or employee.

5.3 NEGATIVE COVENANT

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.13 or 3.17 would be likely to occur in any material respect; (b) make any modification to any material Contract or Governmental Authorization, except in the Ordinary Course of Business; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained, except for increases in business activities in the Ordinary Course of Business; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities.

5.4  REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall use its Best Efforts (both prior and subsequent to Closing) to obtain all Consents required for the assignment of the Seller Contacts to Buyer, including all Material Consents.

5.5  NOTIFICATION

Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties in any material respect. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this ARTICLE 5 or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE 7 impossible or unlikely.

5.6  BEST EFFORTS

Seller shall use its Best Efforts to cause the conditions in ARTICLE 7 to be satisfied.

5.7  CHANGE OF NAME

On or before the Closing Date (or subsequent to the Closing Date if requested by Buyer), Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Buyer's judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name to Seller's present name (if Buyer so elects).

5.8 PAYMENT OF LIABILITIES

Except as otherwise expressed herein, Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) ("Bulk Sales Laws") in connection with the Contemplated Transactions.

5.9  CURRENT EVIDENCE OF TITLE

   (a) As soon as is reasonably possible, and in no event later than ten (10) Business Days after the date of this Agreement, Seller shall furnish to Buyer, at Seller's and Buyer's equal expense, for each parcel, tract or subdivided land lot of Real Property:

       (i) from Guaranty Title, Inc. as agent for Commonwealth Land Title Insurance Company (the "Title Insurer"):

            (A) title commitments issued by the Title Insurer to insure title to all Land, Improvements, insurable Appurtenances, if any, in the amount of that portion of the Purchase Price allocated to the Real Property, as specified in Schedule 2.5, covering such Real Property, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 form extended owner's policy of title insurance endorsed to deleted exclusions for creditors rights and with all standard preprinted exceptions deleted (each a "Title Commitment"); and

            (B) complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the "Recorded Documents"); and

       (ii) a survey of the Real Property made after the date of this Agreement by a land surveyor licensed by the state in which the Facility is located and bearing a certificate, signed and sealed by the surveyor, certifying to Buyer and the Title Insurer that:

            (A) such survey was made (1) in accordance with current "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof, and (2) pursuant to the required Accuracy Standards as adopted by ALTA and ACSM and in effect on the date of said certificate; and

            (B) such survey reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Real Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Real Property or by the Improvements onto any easement area or adjoining property (each a "Survey"); and

   (b) Each Title Commitment shall include the Title Insurer's requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary
Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

   (c)  If any of the following shall occur (collectively, a "Title
Objection"):

       (i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title
Commitment;

       (ii) any title exception is disclosed in Schedule B to any Title Commitment that is not one that Seller specifies when delivering the Title Commitment to Buyer as one that Seller will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Buyer reasonably believes could have a Seller Material Adverse Effect; or

       (iii) any Survey discloses any matter that Buyer reasonably believes could have a Seller Material Adverse Effect;
then Buyer shall notify Seller in writing ("Buyer's Notice") of such matters within ten (10) business days after date of receipt of all of the Title Commitment, Survey and copies of Recorded Documents for the Facility covered thereby.

   (d) The parties hereto shall work together in good faith to cure any Title Objections. Any Title Objection that the Title Insurer is willing to insure over on terms acceptable to Seller and Buyer is herein referred to as an "Insured Exception." The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid shall be deemed to be acceptable to Buyer (the "Permitted Real Estate Encumbrances").

5.10  SHAREHOLDERS MEETING

Seller will take all action necessary in accordance with and subject to applicable law and Seller's Governing Documents to convene a meeting of the holders of Seller's capital stock entitled to vote with respect to the matters set forth herein, as soon as practicable after the date of this Agreement to consider and vote upon (a) the adoption and approval of this Agreement, and (b) the sale of substantially all of the assets of Seller pursuant to this Agreement. The recommendation of the Board of Directors of Seller that Seller's shareholders approve the items listed in this Section 5.10 shall be included and delivered to Seller's shareholders in connection with any notice, proxy statement or other communication given or provided to Seller's shareholders in connection with such meeting. Seller shall cause the record date for purposes of determining the shareholders entitled to notice and right to vote on the matters to be presented to the shareholders at such meeting to be the same as the Agreement Date.


5.11  OFFICE LEASE

Seller currently occupies office space at 160 7th Street W., Suite 2C, Ketchum, Idaho. Seller has represented and warranted to Buyer that the office lease is on a month-to-month basis at a rental rate of $4,000 per month and that Seller will have the option (but not an obligation) to purchase the office space on or about October 31, 2004 at a price equal to the lessor's cost (including costs for tenant improvements). Seller will use its Best Efforts prior to the Closing (and thereafter if required) to cause the office lease to be placed in written form, consistent with the current terms as herein recited (and subject to Buyer's right of review and reasonable approval) and to be assigned to Buyer at Closing.

5.12  PROMOTIONAL AND MARKETING MATERIALS PREPARED BY THIRD PARTIES

Seller will use its Best Efforts prior to the Closing (and thereafter if required) to obtain the assignment of all Copyrights in promotional, marketing and similar materials prepared for Seller which were prepared by third parties, including without limitation any such materials prepared by David Danford of Ram Design or by Express
Printing (or any graphic designer engaged or employed by it).

                              ARTICLE 6

             COVENANTS OF BUYER PRIOR TO CLOSING

6.1  ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Seller, Buyer or AMCON shall
(a) afford Seller and its Representatives and prospective lenders and their Representatives (collectively, "Seller Group") access of a type that is customary for a publicly-held company engaging in a similar transaction, during regular business hours, to Buyer or AMCON's personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Buyer or AMCON and that is consistent with the Legal Requirements applicable to AMCON; (b) furnish Seller Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Seller may reasonably request; (c) furnish Seller Group with such additional financial, operating and other relevant data and information as Seller may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Seller.

6.2  REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.2. Between the date of this Agreement and the Closing, Buyer or AMCON shall promptly notify Seller in writing if Buyer or AMCON becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer or AMCON's representations and warranties made as of the date of this Agreement. During the same period, Buyer or AMCON also shall promptly notify Seller of the occurrence of any Breach of any covenant of Buyer or AMCON in this ARTICLE 6 or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE 8 impossible or unlikely.

6.3  BEST EFFORTS

Buyer shall use its Best Efforts to cause the conditions in ARTICLE 8 to be satisfied.

                             ARTICLE 7

         CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1  ACCURACY OF REPRESENTATIONS

The representations and warranties of Seller contained in ARTICLE 3 of this Agreement shall be true and correct to the extent that any inaccuracy therein would not result in a Seller Material Adverse Effect as of the date hereof and as of the Closing as though made as of such time (where all such representations and warranties shall be read without regard to any materiality limitations, including Seller Material Adverse Effect qualifications), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct to the extent that any inaccuracy therein would not result in a Seller Material Adverse Effect as of such earlier date (where all such representations and warranties shall be read without regard to any materiality limitations, including Seller Material Adverse Effect qualifications).

7.2  SELLER'S PERFORMANCE

All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with, except where the failure to so perform shall not have a Seller Material Adverse Effect.

7.3  CONSENTS

Each of the Consents identified in Schedule 7.3 (the "Material
Consents") shall have been obtained and shall be in full force and effect.

7.4  ADDITIONAL DOCUMENTS

Seller shall have caused the documents and instruments required by
Section 2.7(a) and the following additional documents to be delivered (or tendered subject only to Closing) to Buyer:

   (a) an opinion of Perkins Coie, dated the Closing Date, in the form of Exhibit M; and

   (b) releases of all material Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets.

7.5  TITLE INSURANCE

Buyer shall have received the Title Commitments as described in
Section 5.9, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between closing and recordation, deleting or insuring over Title Objections as required pursuant to Section 5.9.

7.6   SHAREHOLDER APPROVAL

Each of the items described in Section 5.10 to be submitted to the shareholders of Seller at a shareholders meeting shall have been approved by the requisite vote of the holders of Seller's capital stock.

7.7  ASSIGNMENT OF BUREAU CONTRACT

Seller shall have obtained from the United States Bureau of Reclamation ("Bureau") the Bureau's consent in writing to the assignment to Buyer of Seller's interest in the Bureau Contract.

7.8  NO PROCEEDINGS

Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, AMCON or against any Related Person of Buyer or AMCON, any Proceeding that, if decided adversely, could reasonably be expected to have a Seller Material Adverse Effect (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

                              ARTICLE 8

         CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1  ACCURACY OF REPRESENTATIONS

The representations and warranties of Buyer contained in ARTICLE 4 of this Agreement shall be true and correct to the extent that any inaccuracy therein would not result in a Buyer Material Adverse Effect as of the date hereof and as of the Closing as though made as of such time (where all such representations and warranties shall be read without regard to any materiality limitations, including Buyer Material Adverse Effect qualifications), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct to the extent that any inaccuracy therein would not result in a Buyer Material Adverse Effect as of such earlier date (where all such representations and warranties shall be read without regard to any materiality limitations, including Buyer Material Adverse Effect qualifications).

8.2  BUYER'S PERFORMANCE

All of the covenants and obligations that Buyer and AMCON are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with, except where the failure to so perform shall not have a Buyer Material Adverse Effect.

8.3  ADDITIONAL DOCUMENTS

Buyer and AMCON shall have caused the documents and instruments required by Section 2.7(b) and an opinion of Stinson Morrison Hecker LLP, dated the Closing Date, in the form of Exhibit N, to be delivered (or tendered subject only to Closing) to Seller.

8.4  CAPITAL CONTRIBUTION TO BUYER

AMCON shall have made a capital contribution to Buyer in an amount not less than $500,000, and Seller shall have received reasonable evidence of such capital contribution.

8.5  SHAREHOLDER APPROVAL

Each of the items described in Section 5.10 to be submitted to the shareholders of Seller at a shareholders meeting shall have been approved by the requisite vote of the holders of Seller's capital stock.

8.6  NO PROCEEDINGS

Since the date of this Agreement, there shall not have been commenced or threatened against Seller or against any Related Person of Seller, any Proceeding that, if decided adversely, could reasonably be expected to have a Buyer Material Adverse Effect (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

                             ARTICLE 9

                            TERMINATION

9.1  TERMINATION EVENTS

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

   (a) by Buyer and AMCON if a Breach of any provision of this Agreement has been committed by Seller, where such Breach has had a Seller Material Adverse Effect, and such Breach has not been waived by Buyer and AMCON or cured by Seller within thirty (30) days after Seller's receipt of written notice of such Breach by AMCON or Buyer;

   (b) by Seller if a Breach of any provision of this Agreement has been committed by Buyer or AMCON, where such Breach has had a Buyer Material Adverse Effect, and such Breach has not been waived by Seller or cured by Buyer and/or AMCON within thirty (30) days after Buyer's or AMCON's receipt of written notice of such Breach by Seller;

   (c) by Buyer or AMCON if any condition in ARTICLE 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer or AMCON to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date, provided, however, that neither Buyer nor AMCON may exercise such right of termination prior to the date determined pursuant to Section 9.1(f) (i.e., May 17, 2004 or May 31, 2004, if applicable);

   (d) by Seller if any condition in ARTICLE 8 has not been satisfied as of the date specified for Closing in the first sentence of Section
2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date, provided, however, that Seller may not exercise such right of termination prior to the date determined pursuant to Section 9.1(g) (i.e., May 17, 2004 or May 31, 2004, if applicable);

   (e)  by the consent of Buyer, AMCON and Seller;

   (f) by Buyer or AMCON if the Closing has not occurred on or before May 17, 2004 (but such date shall be extended to May 31, 2004 if the Closing has not occurred because the conditions set forth in Section
7.7 have not been satisfied or waived by Buyer) or such later date as the parties may agree upon, unless Buyer or AMCON is in Breach of this Agreement where such Breach has had a Buyer Material Adverse Effect; or

   (g) by Seller if the Closing has not occurred on or before May 17, 2004 (but such date shall be extended to May 31, 2004 if the Closing has not occurred because the conditions set forth in Section 7.7 have not been satisfied or waived by Buyer) or such later date as the parties may agree upon, unless the Seller is in Breach of this Agreement where such Breach has had a Seller Material Adverse Effect.

9.2  EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                           ARTICLE 10

                      ADDITIONAL COVENANTS

10.1  EMPLOYEES AND EMPLOYEE BENEFITS

   (a) Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller for its business who are:

          (i) bargaining unit employees currently covered by a collective bargaining agreement, or

         (ii) employed exclusively in Seller's business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.


   (b)   Salaries and Benefits.

          (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including all vacation pay earned prior to the Closing Date; and (B) the payment of any termination or severance payments.

   (c) Buyer agrees to make an offer of employment to each Active Employee at substantially the same salary and wage rate as reflected on Schedule 3.21(a). Each Active Employee who accepts such offer and becomes employed by Buyer is referred to as a "Continuing Active Employee". Continuing Active Employees will have the right to participate in any and all Buyer and/or AMCON benefits plans to the same extent as any similarly situated employee of Buyer and/or AMCON, with waivers to preexisting conditions, but subject to limitations set by insurers and beyond Buyer's or AMCON's reasonable control. Buyer and/or AMCON Shall take all action necessary to cause the period of service of continuing Active Employees with the Seller to be counted as service for Buyer and AMCON and their affiliates for purposes of determining eligibility and vesting under the benefit plans of Buyer and AMCON and for determining benefits under the vacation, short-term disability and severance, plans or programs, if any, of Buyer and AMCON. With respect to any plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) that was maintained by Seller as of the Closing that is subject to Section 4980B of the Code and any applicable state statutes mandating health insurance continuation coverage (such coverage "COBRA Coverage"), Buyer agrees to provide the applicable continuation coverage for any employee of Seller who is, as of the Closing, (1) entitled to such COBRA Coverage as a result of a qualifying event (as defined in Code Section 4980B) that occurs because of the transaction consummated by this Agreement, or (2) currently receiving or eligible COBRA Coverage under a Seller welfare plan.

10.2  PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER

Seller shall pay in a timely manner all transfer Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.3  ASSISTANCE IN PROCEEDINGS

Both parties will cooperate with the other and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.

10.4  NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

   (a) Noncompetition. Subject to Section 11.2, during the Restricted Period, Seller shall not, anywhere in the United States directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in a business whose products, services or activities compete, in whole or in part, with the products or services offered by Buyer, or activities engaged in by Buyer, at any time during the Restricted Period (a "Post-Closing Competing Business"), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. For this purpose, the "Restricted Period" shall mean the period commencing on the Closing Date and continuing thereafter until the earlier to occur of either: (i) the fifth (5th) anniversary of the Closing Date, or (ii) the date on which Seller obtains the ownership or possession of the Collateral as a result of its foreclosure of its lien or security interests in the Collateral following a default by Buyer pursuant to the terms of the Three Year Note, the Ten Year Note, the Security Agreement or the Mortgage.

   (b) Nonsolicitation. During the Restricted Period, Seller shall not, directly or indirectly on behalf of a Post-Closing Competing
Business:

         (i) solicit the business of any Person who is a customer of Buyer;

        (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

       (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

        (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

   (c) Nondisparagement. After the Closing Date, neither party hereto will disparage the other party or any of its shareholders, directors, officers, employees or agents.

   (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.4(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.4 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

10.5  RETENTION OF AND ACCESS TO RECORDS

After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices, and as required under applicable law to Seller and Buyer, those Records of Seller delivered to Buyer. Buyer also shall provide Seller and their Representatives reasonable access thereto, during normal business hours and upon prior written notice, for any reasonable business purpose specified by Seller in such notice. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and upon reasonable prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.6  FURTHER ASSURANCES

Prior and subsequent to the Closing, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.7  COLLECTION OF ACCOUNTS RECEIVABLE

At the Closing, Seller shall provide Buyer with a list of its Accounts Receivable as of the Closing Date, including the name, address and amount owed by each Accounts Receivable debtor and the related invoice numbers and other information appropriate to the collection of Seller's Accounts Receivable (the "Accounts Statement"). After the Closing Date, Buyer shall use its Best Efforts to collect for the benefit of Seller the Accounts Receivable listed on the Accounts Statement, but shall not be obligated to commence any Proceeding or retain the services of any third party (e.g., collection agency, attorney, etc.) to collect any of Seller's Accounts Receivable, and shall not offer any discount on any of Seller's Accounts Receivable without the prior consent of Seller. Within ten (10) days from the last day of each month, Buyer shall pay to Seller ninety-eight percent (98%) of Seller's Accounts Receivable collected by Buyer during the month, retaining two percent (2%) of Seller's Accounts Receivable collected by Buyer as a fee for reimbursement of Buyer's time and effort in effecting such collections. Upon reasonable advance notice during normal business hours, Seller may inspect the books and records of Buyer relating to Buyer's collection of Seller's Accounts Receivable. During the first ninety (90) days after Closing, Seller shall not attempt to collect (and will not commence any Proceeding to collect) any of its Accounts Receivable without the prior consent of Buyer. If following the Closing Buyer receives any payment or remittance from a debtor reflected on the Accounts Statement and which debtor is also a continuing customer of Buyer, then such collection shall first be allocated to the amounts owing from the debtor on the Account Statement and thereafter any excess amounts to such debtor's account with Buyer.

10.8  PARADISE LODGE

   (a) After the Closing Date, Seller, upon reasonable advance written notice to Buyer, may use Paradise Lodge provided its use does not interfere with the business operations of Buyer or AMCON. The fee charged to Seller by Buyer for such use will be a reasonable daily fee (as established and adjusted from time to time by Buyer), but such fee will not exceed the lowest fee then in effect for use of Paradise Lodge by any third party for a use unrelated to Buyer's business. Seller's use of Paradise Lodge will be subject to such reasonable rules, regulations and safety requirements as may be established from time to time by Buyer.

   (b) Buyer and/or AMCON agree to honor all future reservations made prior to the Closing Date upon the terms made at the time of booking and is described on Schedule 10.8(b).

   (c) Notwithstanding the foregoing, Buyer or AMCON shall have the right to sell the Paradise Lodge to a third-party, subject to a right of first offer in favor of Seller, in which case, upon the consummation of the sale to such unrelated third party, the rights afforded in this Section 10.8 shall terminate if such third party purchaser is not an affiliate of Buyer. If Buyer shall determine that it desires to sell Paradise Lodge, it shall first offer to sell such property to Seller, and provide Seller with a written notice ("Offer Notice") regarding the price and general terms of sale on which the property will be sold. Seller shall have thirty (30) days after the date of receiving such Offer Notice from Buyer to provide Seller's binding commitment to Buyer to purchase such property at the price and on the terms described in the Offer Notice ("Acceptance Notice"). If Seller does not provide the Acceptance Notice within thirty (30) days of receipt of the Offer Notice, Buyer may proceed to sell Paradise Lodge at the same price and on the same general terms as indicated in the Offer Notice. If Buyer determines that it will offer Paradise Lodge or desires to accept any offer from a third party for Paradise Lodge at a lower price or at terms that are materially more favorable than that offered to Seller pursuant to the Offer Notice, then Seller's right of first offer shall again apply, and Buyer must offer the property to Seller at such revised price and on such revised terms in accordance with the provisions of this Section 10.8.

10.9  RESTRICTION ON SELLER DISSOLUTION AND DISTRIBUTIONS

In order to ensure that the vote by Seller's shareholders with respect to the matters specified in Section 5.10 of this Agreement or any other matter related thereto does not constitute an "offer" or "sale" (as those terms are defined in Rule 145 under the Securities Act of 1933) of any security of Buyer or AMCON to be issued or delivered pursuant to this Agreement or the Buyer Shareholder Agreement, Seller
(a) agrees not to (i) dissolve Seller, (ii) make a pro rata or similar distribution of any such securities to the Seller's shareholders,
(iii) have the Seller's board of directors adopt a resolution or take any other action that is inconsistent with clauses (i) or (ii), in each case within one year period following the Closing, and (b) represents and warrants that there is no pre-existing plan providing for the distribution of any such securities at any time prior to the first (1st) anniversary of the Closing.


                                  ARTICLE 11

                        USE OF WATER FROM SOURCE ASSET

11.1  WATER ROYALTY

   (a) As additional consideration for the sale, transfer, assignment and conveyance to Buyer of the Source Asset and the other Assets, after the Closing in perpetuity, Buyer shall pay Seller a royalty of $.03 per liter of water that is extracted by Buyer or its affiliates or any Person acting through rights granted by Buyer or its affiliates from the Source Asset or any other Water Rights, existing now or in the future, on the Real Property or any Appurtenances thereto ("Trinity Water Rights"), or any adjacent properties from which Trinity Water Rights source water can be extracted for any commercial purposes, including, without limitation, sales, marketing, promotional purposes or any other commercial use (the "Water Royalty"). Notwithstanding the foregoing, for purposes of calculating the Water Royalty, a "commercial use" will not include such incidental items as use of water from the Trinity Water Rights for purposes of providing heat for buildings, swimming pool or spa uses, domestic uses, water used by the Paradise Homeowners Association or members thereof (other than Buyer or its affiliates), uses for irrigation and sewer facilities, incidental industrial uses in Buyer's facility or spillage during the bottling process in the Ordinary Course of Business. Payment of the Water Royalty shall be guaranteed by AMCON pursuant to the Guaranty and shall be secured by the Collateral (including the Trinity Water Rights) pursuant to the Security Agreement and the Mortgage. The total Water Royalty for the twelve
(12) month period beginning on the Closing Date shall be a minimum of $206,400 and the total Water Royalty for each subsequent twelve month period beginning on an anniversary of the Closing Date shall be a minimum of $288,000. Buyer shall pay the Water Royalty for each quarter of the applicable twelve month period within thirty (30) days of the end of the quarter, with the balance, if any, of the Water Royalty required to satisfy the minimum Water Royalty requirements of this Section 11.1, payable at the time the Water Royalty for the fourth quarter of the twelve (12) month period is paid. During the five (5) year period commencing on the Closing Date, Seller may elect to receive any Water Royalty payment in shares of AMCON Common Stock, up to an aggregate of 250,000 (or if the Reverse Stock Split is consummated, 41,666 shares, in each case, subject to adjustment for other stock splits, reverse stock splits, stock dividends, subdivisions, reclassifications or similar transactions by AMCON after the date hereof) shares of AMCON Common Stock, by giving Buyer and AMCON written notice of its election to be paid in AMCON Common Stock at least thirty (30) days before the applicable Water Royalty payment date, and the execution and delivery by Seller of a Subscription Agreement substantially in the form attached hereto as Exhibit O. The number of shares of AMCON Common Stock to be issued to Seller as payment for the Water Royalty pursuant to Seller's election shall equal the Water Royalty payable on the payment date divided by the average closing price of AMCON Common Stock as quoted by the American Stock Exchange (or other securities exchange on which AMCON Stock may be listed if no longer listed on the American Stock Exchange as applicable) for the thirty (30) consecutive trading days ending on the trading day immediately preceding the date of Seller's election.

   (b) Buyer shall, and shall cause its Affiliates to, keep accurate, complete and current records relating to the extraction of water from the Source Asset or any other applicable Water Rights for purposes of calculating the Water Royalty. Upon reasonable advance notice and during normal business hours, Seller and its agents shall be entitled to examine and/or audit the books and records of Buyer and its Affiliates in order to determine the Water Royalty payable for any previous period. Buyer shall, and shall cause its Affiliates to, fully cooperate with Seller and its agents, including by promptly making all of their books and records available to Seller and/or its agents and by causing their personnel to meet with and answer questions posed by Seller and its agents. If Seller determines there was an underpayment of the Water Royalty for any period, it shall deliver written notice of such determination to Buyer (which notice shall specify the amount of such underpayment and the basis of Seller's determination) (the "Payment Notice"). If within twenty (20) days following Seller's delivery of a Payment Notice to Buyer, Buyer has not objected to the amount of the underpayment set forth in the Payment Notice in writing (which notice shall state the basis of Buyer's objection), the amount of the underpayment set forth in the Payment Notice shall be binding and conclusive on the parties and Buyer shall promptly pay the amount of the underpayment set forth in the Payment Notice to Seller. If Buyer has delivered to Seller its written objection to the amount of the underpayment within such twenty
(20) day period, the parties shall attempt to resolve this dispute in good faith in the same manner as the resolution of disputes relating to the calculation of the Inventory and Current Assets Purchase Price pursuant to Section 2.8 of this Agreement.


   (c) Buyer shall have the right to terminate Buyer's obligations to pay the Water Royalty hereunder pursuant to the terms and provisions of this Section 11.1(c) (Buyer's right to so terminate being referred to as "Buyer's Termination Right").

        (i) As used in this Section 11.1(c), the following terms shall have the following meaning:

             (A) "Buyer Appraiser's FMV" means the Fair Market Value as determined by Buyer's appraiser (who shall be independent) and as set forth in Buyer's Exercise Notice.

             (B) "Buyer's Exercise Notice" means the notice given by Buyer exercising Buyer's Termination Right pursuant to clause (ii) below.

             (C) "Buyer's Exercise Date" means the date the Buyer's Exercise Notice is given.

             (D) "Fair Market Value" means the fair market value of the future revenue stream of the Water Royalty determined as of the date specified in Buyer's Exercise Notice and determined as provided in clause (ix) below.

             (E) "Independent Appraiser" means the third party independent appraiser selected pursuant to clause (vii)(A) below.

             (F) "Independent Appraiser's FMV" means the Fair Market Value determined by the Independent Appraiser pursuant to clause
(vii)(B) below.

             (G) "Seller's Objection Notice" means a notice given by Seller pursuant to clause (iii) below that it is objecting to the Buyer Appraiser's FMV.

             (H) "Termination Payment" means the amount determined pursuant to this Section 11(b) that Buyer shall pay to Seller if Buyer elects to exercise Buyer's Termination Right.

      (ii) At any time after the tenth anniversary of the Closing Date, and following or concurrent with the sale by Buyer of all of the Trinity Water Rights to an unaffiliated, bona fide third party, either directly or indirectly, or in connection with the sale of Buyer's business to an unaffiliated bona fide third party (a "Disposition Transaction"), Buyer shall notify Seller that Buyer is exercising Buyer's Termination Right under this Section 11.1(c). Such notice shall be accompanied by the report of an independent appraiser setting forth such appraiser's opinion as to the Fair Market Value as of a date specified in such notice, such date to be within ten (10) days prior to Buyer's Exercise Date. Buyer shall not be entitled to transfer the Trinity Water Rights in part to any third party.

     (iii)   Seller shall have the right to object to Buyer
Appraiser's FMV by notifying Buyer of such objection, such Seller's Objection Notice to be given within thirty (30) days of Seller's receipt of Buyer's notice.

      (iv) If no Seller's Objection Notice is given within such thirty (30) day period or if Seller waives its right to object, then the amount of the Termination Payment shall be equal to the amount of Buyer Appraiser's FMV, and Buyer shall pay to Seller in cash such Termination Payment within five (5) days after the later of (A) expiration of such thirty (30) day period, or (B) the consummation of such Disposition Transaction by Buyer; provided that, the Water Royalty shall continue to be paid by Buyer to Seller until the Termination Payment has been made.

       (v) In the event Seller gives a Seller's Objection Notice, Seller shall, within forty-five (45) days after the date such Seller's Objection Notice is given, provide to Buyer a report of an independent appraiser setting forth such appraiser's opinion as to the Fair Market Value (the "Seller Appraiser's FMV"). Failure to so provide Buyer such Seller Appraiser's FMV shall be deemed acceptance of Buyer Appraiser's FMV, and the provisions of clause (iv) above shall apply.

      (vi) In the event that the amount of Buyer Appraiser's FMV is at least 90% of the amount of Seller Appraiser's FMV, then the Termination Payment shall be equal to the average of Buyer Appraiser's FMV and Seller Appraiser's FMV, and such Termination Payment shall be paid by Buyer to Seller in cash within five (5) days after the later of (A) the date the Buyer is provided Seller Appraiser's FMV as provided in clause (v) above, or (B) the consummation of the Disposition Transaction by Buyer; provided that, the Water Royalty shall continue to be paid by Buyer to Seller until the Termination Payment has been made.

      (vii) In the event that Buyer Appraiser's FMV is less than 90% of Seller Appraiser's FMV, then a third appraisal of the Fair Market Value shall be made pursuant to the following:

              (A) Buyer and Seller shall discuss the selection of an independent appraiser to determine such Fair Market Value. In the event a determination of such independent appraiser is not agreed upon within thirty (30) days after Buyer is provided Seller Appraiser's FMV as provided in clause (v) above, then a nationally recognized independent public accounting firm that has not been an auditor of or engaged by either Buyer or Seller or any affiliate of Buyer or Seller within the prior three (3) years shall be selected by mutual agreement of Buyer and Seller, or if no such agreement is reached, then by the largest (measured by number of employees and partners) of such nationally recognized firms.

              (B) The independent appraiser shall, within a period of sixty (60) days after its acceptance of such engagement, make a determination of the Fair Market Value, and such determination shall be provided, together with a written report supporting such determination, to each of Buyer and Seller.

              (C) In the event the Independent Appraiser's FMV is equal to or greater than Seller Appraiser's FMV, then the Termination Payment shall be equal to the Seller Appraiser's FMV. In the event the Independent Appraiser's FMV is equal to or less than the Buyer Appraiser's FMV, then the Termination Payment shall be equal to the Buyer Appraiser's FMV. In the event the Independent Appraiser's FMV is more than Buyer Appraiser's FMV and less than Seller Appraiser's FMV, the Termination Payment shall be the average of the Buyer Appraiser's FMV and the Seller Appraiser's FMV.

              (D) Buyer shall make payment to Seller of the Termination Payment within five (5) days after the later of (A) the date Buyer receives the Independent Appraiser's FMV, or (B) the consummation of the Disposition Transaction by Buyer; provided that, the Water Royalty shall continue to be paid by Buyer to Seller until the Termination Payment has been made.

     (viii) All costs incurred under this Section 11.1(c) shall be borne by the party incurring such costs, except that the costs of the Independent Appraiser shall be borne equally by Buyer and Seller.

       (ix) In determining the Fair Market Value, the appraiser(s) shall base its/their determination on historical Royalty Payments made by Buyer for a reasonable period prior to the Termination Date, hypothetical Royalty Payments based on future growth and reasonable assumptions with respect to the calculation of the present value of the future cash flow represented by such hypothetical Royalty Payments, each consistent with reasonable good faith estimates and in accordance with customary discounted cash flow valuation methodologies.

        (x) Notwithstanding anything to the contrary provided in this Section 11.1(c), the minimum amount for the Termination Payment under this Section 11.1(c) shall be $5 million, so that in the event the amount of the Termination Payment otherwise determined pursuant to the preceding provisions is less than $5 million, then the amount of the Termination Payment shall be $5 million.

       (xi) Upon payment by Buyer of the Termination Payment as provided herein, all of Buyer's obligations with respect to payment of the Water Royalty shall thereupon cease.

11.2  DEVELOPMENT OF PRODUCTS FOR ALTERNATIVE USES

Seller may, at its sole discretion and cost, conduct research regarding possible commercially feasible uses of water from the Source Asset for non-beverage uses (an "Alternative Use"). Buyer will allow Seller to obtain a reasonable quantity of water from the Source Asset to be used solely for purposes of such research, provided that the costs of extracting and shipping such water shall be borne solely by Seller. If Seller's research indicates a Alternative Use that Seller believes to be commercially feasible, it will present such information to Buyer. Buyer, as the owner of the Assets, shall have the sole right to extract, bottle, market and sell water from the Source Asset for any Alternative Use, and Buyer shall not be required to market any product derived from the research conducted by Seller, but may do so if Buyer determines, in its sole discretion, that such product presents a desirable commercial opportunity. In the event that Buyer sells water from the Source Asset for an Alternative Use that is derived from the research conducted by Seller, Buyer shall pay to Seller a royalty equal to ten percent (10%) of Buyer's "Net Sales" of the water from the Source Asset sold for such Alternative Uses, which royalty shall be to the exclusion of the Water Royalty. For this purpose, "Net Sales" shall mean the gross amount of the invoice rendered to a customer for a sale, less deductions for taxes imposed on such sale (whether in the form of sales, use, excise or similar taxes, but excluding income taxes), import or export fees or tariffs, freight allowances or costs, cash discounts, returns, credits for defective or non-conforming goods, refunds and uncollectible amounts.


                                ARTICLE 12

                         INDEMNIFICATION; REMEDIES

12.1  SURVIVAL

All representations, warranties, covenants and obligations in this Agreement, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions until six (6) months after the completion of the audit for Buyer's calendar year ending September 30, 2004, but in any event, not to exceed fifteen (15) months from the Closing Date, other than the representations contained in Section 3.12 which shall survive until the expiration of the applicable statute of limitations period (the "Expiration Date"); (b) Buyer's and Seller's respective obligations contained in ARTICLES 11 and 12 of this Agreement which shall survive for the specified periods set forth in each section contained in such articles; and (c) Buyer's, Seller's and AMCON's respective rights and obligations contained in the Three Year Note, the Ten Year Note, the Security Agreement, the Guaranty and Mortgage which shall survive for the specified periods set forth in each respective document, subject to Section 12.7.

12.2  INDEMNIFICATION AND REIMBURSEMENT BY SELLER

Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) whether or not involving a Third-Party Claim, net of the discounted present value (using a ten percent discount rate) of any Tax benefit that would be received by a company with sufficient taxable income to deduct any loss or expense caused by the event giving rise to an indemnification claim and net of the discounted present value (using a ten percent discount rate) of any insurance proceeds actually collected (collectively, such net amount is referred to herein as "Damages"), arising from or in connection with:

   (a) any Breach of any representation or warranty made by Seller in this Agreement, and the certificates delivered pursuant to Section
2.7 (for this purpose, each such certificate will be deemed to have stated that Seller's representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

   (b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

   (c) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

   (d)   any failure to pay when due any Retained Liabilities.

12.3  INDEMNIFICATION AND REIMBURSEMENT BY BUYER AND AMCON

Buyer and AMCON jointly and severally will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages (as defined in Section 12.2) arising from or in connection with:

   (a) any Breach of any representation or warranty made by Buyer or AMCON in this Agreement, and the certificates delivered pursuant to
Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Buyer's and/or AMCON's representations and warranties in this Agreement fulfill the requirements of Section 8.1 as of the Closing Date as if made on the Closing Date, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 8.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Buyer or AMCON pursuant to this Agreement;

   (b) any Breach of any covenant or obligation of Buyer or AMCON in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer or AMCON pursuant to this Agreement;

   (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or AMCON (or any Person acting on Buyer's or AMCON's behalf) in connection with any of the Contemplated Transactions; or

(d) any liability arising out of the ownership or operation of the Assets after the Effective Time or any Assumed Liabilities; provided, however, that AMCON's Guaranty with respect to the Water Royalty shall in no event exceed five million dollars ($5,000,000) in the aggregate.

12.4  LIMITATIONS ON AMOUNT--SELLER

Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 12.2, other than liability arising from any willful Breach of the obligations described in Section
12.2(b):

   (a) (i) for any individual claim for which Damages are less than Five Thousand Dollars ($5,000.00), and (ii) until the aggregate of all other Damages with respect to claims (exceeding Five Thousand Dollars ($5,000) under Section 12.2 exceeds One Hundred Fifty Thousand Dollars ($150,000.00) and then only for the amount by which such other Damages exceed One Hundred Fifty Thousand Dollars ($150,000.00);

   (b)   for Damages in excess of (i) Nine Million Dollars
($9,000,000.00) for claims related to the Seller's Water Rights, or
(ii) Two Million Seven Hundred Thousand Dollars ($2,700,000.00) with respect to all other claims;

   (c) for consequential damages consisting of business interruption or lost profits, or with respect to punitive damages;

   (d) to the extent that Buyer or AMCON had Knowledge of the facts and/or circumstances giving rise to the claim on or prior to the Closing; or

   (e) to the extent that the subject matter of the claim is covered by Title Insurance.

12.5  LIMITATIONS ON AMOUNT--BUYER AND AMCON

Except as expressed elsewhere herein, neither Buyer nor AMCON will have any liability (for indemnification or otherwise) with respect to claims under Section 12.3, other than liability arising from any willful Breach of the obligations described in Section 12.3(b):

   (a) (i) for any individual claim for which Damages are less than Five Thousand Dollars ($5,000.00), and (ii) until the aggregate of all other Damages with respect to claims (exceeding Five Thousand Dollars ($5,000.00) under Section 12.3 exceeds One Hundred Fifty Thousand Dollars ($150,000.00) and then only for the amount by which such other Damages exceed One Hundred Fifty Thousand Dollars ($150,000.00);

   (b) for Damages in excess of Two Million Seven Hundred Thousand Dollars ($2,700,000.00) with respect to all claims (except as discussed below);

   (c) for consequential damages consisting of business interruption or lost profits, or with respect to punitive damages; or

   (d) to the extent that Seller had Knowledge of the facts and/or circumstances giving rise to the claim on or prior to the Closing;

Notwithstanding anything to the contrary contained in this Agreement or any other agreement, the limitations to liability of AMCON/Buyer set forth in this Section 12.5 shall not apply to any claims for Damages made by Seller against Buyer and/or AMCON relating to the failure of either such party to satisfy any payment obligation under
Section 11.1 of this Agreement, the Three Year Note, the Ten Year Note, the Security Agreement, the Mortgage or the Guaranty.

12.6  TIME LIMITATIONS

   (a) If the Closing occurs, Seller will only have liability (for indemnification or otherwise) with respect to any Breach of this Agreement or otherwise if Buyer or AMCON notify Seller of a claim on or before the Expiration Date (or in the case of a claim under Section
3.12 of this Agreement, notify Seller of a claim on or before the expiration of the applicable statute of limitations period)specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer and AMCON, other than claims relating to Seller's breach of any of its obligations under ARTICLES 10, 11 or 12 of this Agreement, which claims may be made against Seller until the expiration of Seller's obligations under each section contained in such articles.

   (b) If the Closing occurs, Buyer and AMCON will have liability (for indemnification or otherwise) only if on or before the Expiration Date Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller, other than claims relating to Buyer's and/or AMCON's breach of any of their respective obligations contained in ARTICLES 10, 11 or 12 of this Agreement or any of their respective obligations under the Three Year Note, the Ten Year Note, the Security Agreement, the Mortgage or the Guaranty, which claims may be made against Buyer and/or AMCON until the expiration of Buyer's and/or AMCON's respective obligations contained under each such section or such agreement, as the case may be.

12.7  RIGHT OF SETOFF

Upon notice to Seller of Buyer's adjudicated claim (which is final, binding and conclusive on the parties to such claim and not subject to appeal), Buyer may set off any amount to which it may be entitled under this ARTICLE 12 against amounts otherwise payable as a Water Royalty or under the Three Year Note or the Ten Year Note. The exercise of such right of setoff by Buyer in accordance with the provisions of this Section 12.7 will not constitute an event of default with respect to payment of the Water Royalty or under the Three Year Note or the Ten Year Note or any instrument securing the Water Royalty, the Three Year Note or the Ten Year Note. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.
12.8  THIRD-PARTY CLAIMS

   (a) Promptly after receipt by a Person entitled to indemnity under Section 12.2 or 12.3 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

   (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 12.8 of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE 12 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless
(A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.

   (c) Notwithstanding the provisions of Section 13.4, Seller and each Shareholder hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

   (d) With respect to any Third-Party Claim subject to indemnification under this ARTICLE 12: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

   (e) With respect to any Third-Party Claim subject to indemnification under this ARTICLE 12, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible consistent with applicable law, legal process and rules of procedure) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law, legal process and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible (consistent with applicable law, legal process and rules of procedure), be made so as to preserve any applicable attorney-client or work-product privilege.

12.9  OTHER CLAIMS

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice unless contested in good faith.

12.10  EXCLUSIVE REMEDIES

The indemnification remedies set forth in this ARTICLE 12 with respect to the matters addressed by Sections 12.2 or 12.3 shall constitute the sole and exclusive remedies of the parties hereto; (b) the only legal action which may be asserted by any party with respect to the matters addressed by Sections 12.2 or 12.3 shall be a contract action to enforce, or to recover damages thereof; and (c) without limiting the generality of subparagraph (b), no legal action sounding in tort or strict liability may be maintained by any party with respect to the matters addressed by Sections 12.2 or 12.3.

12.11  EXCLUSION OF QUALIFICATIONS FOR MATERIALITY AND MATERIAL
       ADVERSE EFFECT

For purposes of this ARTICLE 12, the determination of whether a claim exists under Section 12.2 or Section 12.3, or determining the amount of Damages with respect to such claim, shall be made without regard to any materiality qualification, including any reference to a Seller Material Adverse Effect or Buyer Material Adverse Effect.


                             ARTICLE 13

                         GENERAL PROVISIONS

13.1  EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives; provided that Seller and Buyer shall share equally all costs with respect to the items to be delivered pursuant to Section 5.9 hereof and the premiums for the Title Policy. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2  PUBLIC ANNOUNCEMENTS

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller, Buyer and AMCON jointly determine unless required by applicable law or legal process. Except with the prior consent of the other party or as permitted by this Agreement or as required by applicable law or legal process, no party shall disclose to any Person (a) the fact that any confidential information of Seller has been disclosed to Buyer or AMCON or their Representatives, that Buyer or AMCON or their Representatives have inspected any portion of the confidential information of Seller, that any confidential information of Buyer or AMCON has been disclosed to Seller, or its Representatives or that Seller, or its Representatives have inspected any portion of the confidential information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller, Buyer and AMCON will consult with one another concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer and AMCON will have the right to be present for any such communication.

13.3  NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);
(b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, address or person as a party may designate by notice to the other parties):

         Seller:
         200 S. Main Street
         P.O. Box 8810
         Ketchum, Idaho 83340
         Attention: Dean Barney
         Fax no.: (208) 726-8015

         with a mandatory copy to:

         Melanie G. Rubocki
         Perkins Coie LLP
         251 East Front Street, Suite 400
         Boise, Idaho  83702-7310
         Fax no.:  (208) 343-3232

         Buyer and AMCON:

         William F. Wright
         Chairman of the Board
         AMCON Distributing Company
         P.O. Box 1010
         Del Mar, California  92014
         Fax no.: (858) 793-1994

         with a mandatory copy to:

         John A. Granda
         Stinson Morrison Hecker LLP
         2600 Grand Boulevard
         Kansas City, Missouri  64108
         Fax no.: (816) 474-4208

13.4  JURISDICTION; SERVICE OF PROCESS

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in either (a) the courts of the State of Idaho, County of Elmore, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Idaho, or (b) the courts of the State of Nebraska, County of Douglas, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nebraska, and each of the parties irrevocably submits to the jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, and agrees that all claims in respect of the Proceeding may be heard and determined in any such court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

13.5  ENFORCEMENT OF AGREEMENT

Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6  WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7  ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and/or AMCON and Seller) and constitutes (along with the Appendices, Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8  ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to AMCON or any Subsidiary of AMCON or Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

13.9  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10  CONSTRUCTION

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Schedules" refer to the corresponding Articles, Sections and Schedules of this Agreement.

13.11  TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12  GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of Idaho without regard to conflicts-of-laws principles that would require the application of any other law.

13.13  EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
                 [SIGNATURE PAGE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    TSL ACQUISITION CORP.

                                    By: William F. Wright
                                       -----------------------------
                                      Name:  William F. Wright
                                      Title:  Chairman of the Board
                                          and Chief Executive Officer


                                    AMCON DISTRIBUTING COMPANY

                                    By: William F. Wright
                                       -----------------------------
                                       Name:  William F. Wright
                                      Title:  Chairman of the Board
                                    and Principal Executive Officer


                                    TRINITY SPRINGS, LTD.

                                    By: Ronald Lloyd
                                       -----------------------------
                                       Name: Ronald Lloyd
                                      Title: President and Chief
                                             Executive Officer


                            APPENDIX A

                           Definitions

For purposes of the Agreement, the following terms and variations thereof have the meanings specified or referred to in this Appendix A:
"Accounts Receivable"--(a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

"Active Employees"--as defined in Section 10.1.

"Agreement" as defined in the Preamble to this Agreement.

"Agreement Date" as defined in the Preamble to this Agreement.

"Alternative Use"--as defined in Section 11.2.

"AMCON Closing Documents"--as defined in Section 4.2(b).
"AMCON Common Stock"--as defined in Section 4.5(a).

"AMCON Preferred Stock"--as defined in Section 4.5(a).

"AMCON SEC Documents" means all documents required to be filed with the SEC by AMCON, including without limitation, (i) AMCON's annual report on Form 10-K for its fiscal year ended September 30, 2003 (the "AMCON 10-K"), (ii) AMCON's quarterly reports on Form 10-Q for its fiscal quarter ended December 31, 2003, and (iii) all other reports, filings, registration statements and other documents filed by it with the SEC since September 30, 2003.

"AMCON Securities"--as defined in Section 4.5(b).

"AMCON Stock Options"--as defined in Section 4.5(a).

"Appurtenances"--all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

"Assets"--as defined in Section 2.1.

"Assignment and Assumption Agreement"--as defined in Section
2.7(a)(ii).

"Assumed Liabilities"--as defined in Section 2.3.

"Balance Sheet"--as defined in Section 3.4.

"Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

"Bill of Sale"--as defined in Section 2.7(a)(i).

"Breach"--any breach of, or any inaccuracy in, any material representation or warranty or any breach of, or failure to perform or comply with any material covenant or material obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
"Bulk Sales Laws"--as defined in Section 5.8.

"Bureau Contract"--the Industrial Water Service Contract (Contract No. 2-07-10-W0943) dated August 24, 1992 between the United States and Seller.

"Business"--the business, operations and activities of Seller relating to its bottled and mineral water services and products including but not limited to the research, development, manufacture, use, marketing, promotion, sale, and distribution thereof. Without limiting the foregoing, "Business" shall include the operation of the Assets.

"Business Day"--any day other than (a) Saturday or Sunday or (b) any other day on which banks in Idaho are permitted or required to be closed.

"Buyer"--as defined in the first paragraph of this Agreement.

"Buyer Closing Documents"--as defined in Section 4.2(a).

"Buyer Common Stock"--as defined in Section 2.4(g).

"Buyer Group"--as defined in Section 5.1.

"Buyer Indemnified Persons"--as defined in Section 12.2.

"Buyer Material Adverse Effect"--as defined in Section 4.3.

"Buyer Shareholder Agreement"--as defined in Section 2.4(g).

"Buyer's Termination Right"--as defined in Section 11.1(c).

"Closing"--as defined in Section 2.6.

"Closing Date"--the date on which the Closing actually takes place.

"Closing Inventory and Current Assets Statement"--as defined in
Section 2.8(c).

"Code"--the Internal Revenue Code of 1986, as amended.

"Collateral" the Assets, but excluding the Inventory and Accounts Receivable, together with all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the Collateral described herein and, to the extent not otherwise included, all payments under any insurance policy or payments (whether or not Seller is the loss payee thereof), and any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. .

"Competing Business"--as defined in Section 3.24.

"Consent"--any approval, consent, ratification, waiver or other authorization.

"Contemplated Transactions"--all of the transactions contemplated by this Agreement.

"Contract"--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

"Copyrights"--as defined in Section 3.23(a)(iii).

"Current Assets"--as defined in Section 2.8.

"Damages"--as defined in Section 12.2.

"Effective Time"--the time at which the Closing is consummated.

"Employee Plans"--as defined in Section 3.14.

"Employment Agreement"--as defined in Section 2.7(a)(vii).

"Encumbrance"--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"Environmental, Health and Safety Liabilities"--any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

   (a)   any environmental, health or safety matter or condition
(including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

   (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

   (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

   (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive
Environmental Response, Compensation and Liability Act of 1980
(CERCLA).

"Environmental Law"--any Legal Requirement that requires or relates to:

   (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

   (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

   (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

   (d) assuring that products are designed, formulated, package and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

   (e)   protecting resources, species or ecological amenities;

   (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

   (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

   (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--the Employee Retirement Income Security Act of 1974.

"Exchange Act"--the Securities Exchange Act of 1934, as amended.

"Excluded Assets"--as defined in Section 2.2.

"Expiration Date"--as defined in Section 12.1.

"Facilities"--any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Sections 3.6 and 3.7. Notwithstanding the foregoing, for purposes of the definitions of

"Hazardous Activity" and "Remedial Action" and Section 3.20,

"Facilities" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Sections
3.6 and 3.7.

"GAAP"--generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

"Governing Documents"--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.
"Governmental Authorization"--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

   (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

   (b) federal, state, local, municipal, foreign or other government;

   (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

   (d)   multinational organization or body;

   (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

   (f)   official of any of the foregoing.

"Guaranty"--the AMCON Guaranty and Suretyship Agreement to be entered into as a condition of this Agreement in the form attached hereto as Exhibit J wherein AMCON guarantees the payments to be made to Seller under the terms of the Three Year Note and the Ten Year Note and in relation to the Water Royalty.

"Hammett Debt"--Seller's commitment to pay to Hay Idaho Ltd. Co. an aggregate amount of $148,856.52, which amount is required to be paid to Guaranty Title, Inc., 206 South 3rd Street, Mountain Home, Idaho 83647, in three (3) equal, annual payments of $49,654.84 (such payments are due on the 2nd of January of 2005, 2006 and 2007). Such commitment assumed by Buyer hereunder was incurred by Seller pursuant to, and therefore remains governed by the terms of, that certain Promissory Note, dated January 18, 2002, in which Seller promised to pay Hay Idaho Ltd. Co. the principal sum of $193,000.00 with interest at the rate of 9% per annum.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

"Hazardous Material"--any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

"Improvements"--all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

"Indemnified Person"--as defined in Section 12.8(a).

"Indemnifying Person"--as defined in Section 12.8(a).

"Independent Accountants"--as defined in Section 2.8(e).

"Intellectual Property Assets"--as defined in Section 3.23(a).

"Interim Balance Sheet"--as defined in Section 3.4.
"Inventories"--all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

"IRS"--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as an officer of that Person has, or at any time had, Knowledge of that fact or other matter.

"Land"--all parcels and tracts of land in which Seller has an ownership interest.

"Lease"--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

"Liability"--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Marks"--as defined in Section 3.23(a)(i).

"Material Consents"--as defined in Section 7.3.

"Mortgage"--the Mortgage to be entered into as a condition of this Agreement in the recordable form attached hereto as Exhibit L granting Seller a first priority security in the Real Property and the Real Property Leases and the Water Rights.

"Net Names"--as defined in Section 3.23(a)(v).

"Non-Real Estate Encumbrances"--as defined in Section 3.8(b).

"Net Sales"--as defined in Section 11.2.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

   (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

   (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

   (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other
Persons that are in the same line of business as such Person.

"Patents"--as defined in Section 3.23(a)(ii).

"Payment Notice"--as defined in Section 11.1(b).

"Permitted Encumbrances"--as defined in Section 3.8(b).

"Permitted Non-Real Estate Encumbrances"--as defined in Section
3.8(b).

"Permitted Real Estate Encumbrances"--as defined in Section 5.9(d).

"Person"--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

"Post Closing Competing Business"--as defined in Section 10.4(a).

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price"--as defined in Section 2.4.

"Real Property"--the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

"Real Property Lease"--any Ground Lease or Space Lease.

"Record"--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Recorded Documents"--as defined in Section 5.9(a)(i)(B).

"Related Person"--

With respect to a particular individual:

   (a)   each other member of such individual's Family;

   (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

   (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

   (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

   (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

   (b)   any Person that holds a Material Interest in such specified
Person;

   (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

   (d)   any Person in which such specified Person holds a Material
Interest; and

   (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any lineal descendants of such person, and (iv) any other natural person who resides with such individual; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person.

"Release"--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

"Remedial Action"--all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance;
(b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

"Representative"--with respect to a particular Person, any director, officer, manager, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

"Reviewing Accountant"--as defined in Section 3.4.

"Restricted Period"--as defined in Section 10.4(a).

"Retained Liabilities"--as defined in Section 2.3(b).

"Reverse Stock Split" --as defined in Section 4.5(b).

"SEC"--the United States Securities and Exchange Commission.

"Securities Act"--the Securities Act of 1933 as amended.

"Security Agreement"--the Security Agreement to be entered into as a condition of this Agreement in the form attached hereto as Exhibit K granting Seller a first priority security interest in the Collateral other than Real Property.

"Seller"--as defined in the first paragraph of this Agreement.

"Seller Contract"--any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound; provided, however, that the Seller Contracts shall not include any Contract (i) under which Seller has incurred any right or obligation or its assets have become bound in connection with any indebtedness for borrowed money or other extension of credit to Seller (whether pursuant to any promissory note, credit facility, security agreement, mortgage, or otherwise), (ii) which provides any guaranty of or agreement to provide security or collateral in support of the obligation of any third party, (iii) that is a written or oral Contract of employment, or (iv) under which Seller maintains or has maintained any Employee Plan.

"Seller Closing Documents"--as defined in Section 3.2(a).

"Seller Material Adverse Effect"--as defined in Section 3.1(a).

"Seller's Water Rights"--all Water Rights or interests therein owned by Seller including but not limited to (a) those Water Rights represented by water right numbers 63-4327, 63-8206, 63-8207, 63-11051, 63-27144 and 63-11439, (b) any and all interests Seller holds in Water Rights associated with Paradise Lodge and/or Paradise Subdivision, including those held in the name of Paradise Homeowners' Association, and (c) the Bureau Contract.

"Seller Voting Agreement"--the Voting agreement dated _______________, 2004, entered into by and among AMCON and certain of Seller's shareholders representing a majority of the issued and outstanding voting capital stock of Seller.

"Source Asset"--the Water Right represented by Water Right Permit No. 63-11439 (including any license that is issued with respect to such Water Right) and all rights to sell, market, distribute, bottle, remove, transport or otherwise make use of the water from the Source Asset.

"Space Lease"--any lease or rental agreement pertaining to the occupancy of any improved space.

"SRBA" or "Snake River Basin Adjudication"--the Snake River Basin
Adjudication, Fifth Judicial District, in the State of Idaho, in and for the County of Twin Falls, Case No. 39576.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

"Survey"--as defined in Section 5.9(a)(ii)(B).

"Tangible Personal Property"--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

"Tax"--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Ten Year Note"--as defined in Section 2.7(b)(iii).

"Third Party"--a Person that is not a party to this Agreement.

"Threat of Release"--a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Three Year Note"--as defined in Section 2.7(b)(ii).

"Title Commitment"--as defined in Section 5.9(a)(i)(A).

"Title Insurer"--as defined in Section 5.9(a)(i).

"Title Objection"--as defined in Section 5.9(c).

"Trade Secrets"--as defined in Section 3.23(a)(iv).

"Trinity Water Right"--as defined in Section 11.1(a).

"Water Right"--any and all rights to the use or control of water. The term shall be construed broadly to include, without limitation, rights to natural flow water, ground water, spring water, waste water, seepage, return flow, water of indeterminate origin, stored water, water recovered from an aquifer storage and recovery project, the right to store water, the right to store water in an aquifer storage and recovery project, the right to recharge water into an aquifer. It includes permits and licenses issued by the Idaho Department of Water Resources. It includes all water rights or similar entitlements reflected in any court decree (including any partial decree of the Snake River Basin Adjudication) confirming the right or entitlement. It also includes claims or entitlements (whether or not filed with a court or the Department) based on having placed water to beneficial use. It includes storage entitlements, whether by contract or otherwise. It includes entitlements to the use of water based on contract with the owner or acquirer of a water right (including rental, lease, sale, purchase, exchange, subordination, or mitigation agreement). It includes all ditch or canal company shares or other entitlements to receive water from any ditch or canal company, irrigation district or any other water delivery entity. It includes all ditch rights, easements or rights-of-way associated with any irrigation or other water delivery ditch, canal, lateral or pipeline.

"Water Royalty"--as defined in Section 11.1.

ARTICLE 1 DEFINITIONS AND USAGE                                     1
       1.1 DEFINITIONS                                              1

ARTICLE 2 SALE AND TRANSFER OF ASSETS; ISSUANCE OF STOCK; CLOSING   1
       2.1 ASSETS TO BE SOLD; ISSUANCE OF SELLER STOCK              1
       2.2 EXCLUDED ASSETS                                          2
       2.3 LIABILITIES                                              3
       2.4 CONSIDERATION                                            4
       2.5 ALLOCATION                                               5
       2.6 CLOSING                                                  5
       2.7 CLOSING OBLIGATIONS                                      5
       2.8 DETERMINATION OF INVENTORY AND CURRENT ASSETS            8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER                  9
       3.1 ORGANIZATION AND GOOD STANDING                           9
       3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT                  10
       3.3 CAPITALIZATION                                          11
       3.4 FINANCIAL STATEMENTS                                    11
       3.5 INTENTIONALLY OMITTED                                   12
       3.6 DESCRIPTION OF OWNED REAL PROPERTY                      12
       3.7 DESCRIPTION OF LEASED REAL PROPERTY                     12
       3.8 TITLE TO ASSETS; ENCUMBRANCES                           12
       3.9 CONDITION OF FACILITIES                                 12
       3.10 INVENTORIES                                            13
       3.11 NO UNDISCLOSED LIABILITIES                             13
       3.12 TAXES                                                  13
       3.13 NO MATERIAL ADVERSE CHANGE                             14
       3.14 EMPLOYEE BENEFITS                                      14
       3.15 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
              AUTHORIZATIONS                                       14
       3.16 LEGAL PROCEEDINGS; ORDERS                              15
       3.17 ABSENCE OF CERTAIN CHANGES AND EVENTS                  16
       3.18 CONTRACTS; NO DEFAULTS                                 17
       3.19 INSURANCE                                              19
       3.20 ENVIRONMENTAL MATTERS                                  20
       3.21 EMPLOYEES                                              21
       3.22 LABOR DISPUTES; COMPLIANCE                             22
       3.23 INTELLECTUAL PROPERTY ASSETS                           22
       3.24 RELATIONSHIPS WITH RELATED PERSONS                     25
       3.25 BROKERS OR FINDERS                                     25
       3.26 INVESTMENT INTENT                                      25
       3.27 WATER RIGHTS                                           26
       3.28 DISCLOSURE                                             26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND AMCON        27
       4.1 ORGANIZATION AND GOOD STANDING                          27
       4.2 AUTHORITY; NO CONFLICT                                  27
       4.3 CERTAIN PROCEEDINGS                                     28
       4.5 CAPITALIZATION                                          29
       4.6 AMCON SEC DOCUMENTS                                     31
       4.7 ABSENCE OF CERTAIN CHANGES AND EVENTS                   31
       4.8 COMPLIANCE WITH LEGAL REQUIREMENTS;
            GOVERNMENTAL AUTHORIZATIONS                            32

ARTICLE 5 COVENANTS OF SELLER PRIOR TO CLOSING                     32
       5.1 ACCESS AND INVESTIGATION                                32
       5.2 OPERATION OF THE BUSINESS OF SELLER                     33
       5.3 NEGATIVE COVENANT                                       34
       5.4 REQUIRED APPROVALS                                      34
       5.5 NOTIFICATION                                            34
       5.6 BEST EFFORTS                                            34
       5.7 CHANGE OF NAME                                          35
       5.8 PAYMENT OF LIABILITIES                                  35
       5.9 CURRENT EVIDENCE OF TITLE                               35
       5.10 SHAREHOLDERS MEETING                                   36
       5.11 OFFICE LEASE                                           37
       5.12 PROMOTIONAL AND MARKETING MATERIALS PREPARED
              BY THIRD PARTIES                                     37

ARTICLE 6 COVENANTS OF BUYER PRIOR TO CLOSING                      37
       6.1 ACCESS AND INVESTIGATION                                37
       6.2 REQUIRED APPROVALS                                      38
       6.3 BEST EFFORTS                                            38

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE      38
       7.1 ACCURACY OF REPRESENTATIONS                             38
       7.2 SELLER'S PERFORMANCE                                    39
       7.3 CONSENTS                                                39
       7.4 ADDITIONAL DOCUMENTS                                    39
       7.5 TITLE INSURANCE                                         39
       7.6 SHAREHOLDER APPROVAL                                    39
       7.7 ASSIGNMENT OF BUREAU CONTRACT                           39
       7.8 NO PROCEEDINGS                                          40

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE     40
       8.1 ACCURACY OF REPRESENTATIONS                             40
       8.2 BUYER'S PERFORMANCE                                     40
       8.3 ADDITIONAL DOCUMENTS                                    40
       8.4 CAPITAL CONTRIBUTION TO BUYER                           40
       8.5 SHAREHOLDER APPROVAL                                    41
       8.6 NO PROCEEDINGS                                          41

ARTICLE 9 TERMINATION                                              41
       9.1 TERMINATION EVENTS                                      41
       9.2 EFFECT OF TERMINATION                                   42

      ARTICLE 10 ADDITIONAL COVENANTS                              42
       10.1 EMPLOYEES AND EMPLOYEE BENEFITS                        42
       10.2 PAYMENT OF ALL TAXES RESULTING
             FROM SALE OF ASSETS BY SELLER                         43
       10.3 ASSISTANCE IN PROCEEDINGS 43
       10.4 NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT   43
       10.5 RETENTION OF AND ACCESS TO RECORDS                     45
       10.6 FURTHER ASSURANCES                                     45
       10.7 COLLECTION OF ACCOUNTS RECEIVABLE                      45
       10.8 PARADISE LODGE                                         46
       10.9 RESTRICTION ON SELLER DISSOLUTION AND DISTRIBUTIONS    46

ARTICLE 11 USE OF WATER FROM SOURCE ASSET                          47
       11.1 WATER ROYALTY                                          47
       11.2 DEVELOPMENT OF PRODUCTS FOR ALTERNATIVE USES           51

ARTICLE 12 INDEMNIFICATION; REMEDIES                               52
       12.1 SURVIVAL                                               52
       12.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER            52
       12.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER AND AMCON   53
       12.4 LIMITATIONS ON AMOUNT--SELLER                          53
       12.5 LIMITATIONS ON AMOUNT--BUYER AND AMCON                 54
       12.6 TIME LIMITATIONS                                       54
       12.7 RIGHT OF SETOFF                                        55
       12.8 THIRD-PARTY CLAIMS                                     55
       12.9 OTHER CLAIMS                                           57
       12.10 EXCLUSIVE REMEDIES                                    57
       12.11 EXCLUSION OF QUALIFICATIONS FOR MATERIALITY
                AND MATERIAL ADVERSE EFFECT                        57

ARTICLE 13 GENERAL PROVISIONS                                      57
       13.1 EXPENSES                                               57
       13.2 PUBLIC ANNOUNCEMENTS                                   57
       13.3 NOTICES                                                58
       13.4 JURISDICTION; SERVICE OF PROCESS                       59
       13.5 ENFORCEMENT OF AGREEMENT                               59
       13.6 WAIVER; REMEDIES CUMULATIVE                            60
       13.7 ENTIRE AGREEMENT AND MODIFICATION                      60
       13.8 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS      60
       13.9 SEVERABILITY                                           60
       13.10 CONSTRUCTION                                          61
       13.11 TIME OF ESSENCE                                       61
       13.12 GOVERNING LAW                                         61
       13.13 EXECUTION OF AGREEMENT                                61


APPENDICES

Appendix A               Definitions

SCHEDULES

Schedule 2.1(b) Tangible Personal Property
Schedule 2.1(i) Claims Against Third Parties
Schedule 2.2(f) Retained Deposits and Prepaid Expenses
Schedule 2.2(h) Excluded Contracts
Schedule 2.2(l) Other Excluded Assets
Schedule 2.3(a) (iii) Seller Liabilities
Schedule 2.5 Purchase Price Allocation
Schedule 2.8(a) Current Assets
Schedule 3.1(a) Qualification
Schedule 3.1(b) Subsidiaries and Capital Stock Owned
Schedule 3.2(b) Conflicts
Schedule 3.2(c) Seller Consents
Schedule 3.4(b) Financial Information
Schedule 3.6 Owned Real Property
Schedule 3.7 Leased Real Property
Schedule 3.8(b) Non-Real Estate Encumbrances
Schedule 3.9 Condition of Facilities
Schedule 3.10 Inventories
Schedule 3.11 Undisclosed Liabilities
Schedule 3.12 Contested Taxes
Schedule 3.13 Material Adverse Changes
Schedule 3.14 Employee Benefit Plan
Schedule 3.15(a) Compliance with Legal Requirements
Schedule 3.15(b) Governmental Authorizations
Schedule 3.16(a) Legal Proceedings
Schedule 3.16(b) Orders
Schedule 3.16(c) Compliance with Orders
Schedule 3.17 Certain Changes and Events
Schedule 3.18(a) Seller Contracts
Schedule 3.18(b) Contract Exceptions
Schedule 3.18(c) Compliance with Contracts
Schedule 3.19(b) Self-Insurance
Schedule 3.20 Environmental Matters
Schedule 3.21(a) Employees
Schedule 3.21(b) Independent Contractors
Schedule 3.22(b) Collective Bargaining Agreements
Schedule 3.23(b) Contracts Relating to Intellectual Property Assets
Schedule 3.23(b)(i) Intellectual Property Licenses
Schedule 3.23(c) Patents
Schedule 3.23(d) Marks
Schedule 3.23(e) Copyrights
Schedule 3.23(f) Net Names
Schedule 3.24 Relationships with Related Persons
Schedule 4.3 Pleadings
Schedule 4.7 AMCON Events
Schedule 7.3 Material Consents
Schedule 10.8(b)Paradise Lodge Bookings


EXHIBITS

Exhibit A Seller Voting Agreement
Exhibit B Buyer Shareholder Agreement
Exhibit C Bill of Sale
Exhibit D Assignment and Assumption Agreement
Exhibit E Assignment of Marks, Patents and Copyrights
Exhibit F CEO Employment Agreement
Exhibit G National Sales Manager Employment Agreement
Exhibit H Three Year Note
Exhibit I Ten Year Note
Exhibit J Guaranty
Exhibit K Security Agreement
Exhibit L Mortgage
Exhibit M Perkins Coie Opinion Letter
Exhibit N Stinson Morrison Hecker Opinion Letter
Exhibit O AMCON Subscription Agreement